Exhibit 10.6

Execution Version

ASSET PURCHASE AGREEMENT

by and among

AVANIR PHARMACEUTICALS, and

ALAMO PHARMACEUTICALS, LLC

on the one hand

and

AZUR PHARMA INTERNATIONAL III LIMITED, and

AZUR PHARMA INC.

on the other hand

Dated as of July 2, 2007

-i-

4.16	Insurance	30
4.17	Customers	30
4.18	Taxes	31
4.19	Cutler Agreement	31

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	31

5.1	Organization of Buyer	31
5.2	Authorization	31
5.3	Compliance with Applicable Law	32
5.4	Litigation	32
5.5	No Conflict or Violation; Consents and Approvals	32
5.6	No Brokers or Finders	33
5.7	Sufficiency of Consideration	33
5.8	No ANDA	33

ARTICLE VI	COVENANTS OF THE SELLING PARTIES AND BUYER	33

6.1	Access by Buyer; Confidentiality Agreement	33
6.2	Conduct of Business	34
6.3	Employee Matters	36
6.4	No Additional Representations and Warranties	38
6.5	Disclaimer of Estimates and Projections	39
6.6	Revision of Marketing Materials; Use of Names	39
6.7	Customer Notifications	39
6.8	Regulatory Matters, Etc	40
6.9	Post Closing Cooperation	41
6.10	Consents	42
6.11	Financing	42
6.12	Transition Services	42
6.13	Transition Services Contracts	46
6.14	Reporting Obligations	46
6.15	Operation of Business by Buyer	47
6.16	No ANDA	47
6.17	Supplement of Disclosure Schedules	48

ARTICLE VII	CONDITIONS TO THE SELLING PARTIES’ OBLIGATIONS	48

7.1	Representations, Warranties and Covenants	48
7.2	No Laws or Governmental Orders	49
7.3	Deliveries	49

ARTICLE VIII	CONDITIONS TO BUYER’S OBLIGATIONS	49

8.1	Representations, Warranties and Covenants	49
8.2	No Law or Governmental Orders	49
8.3	Deliveries	49
8.4	Consents	49

-ii-

8.5	Employees	50

ARTICLE IX	POST-CLOSING COVENANTS	50

9.1	Selling Parties Maintenance of Insurance	50
9.2	Survival	50
9.3	Indemnification	51
9.4	Indemnification Procedures	52
9.5	Limitation on Liability	55
9.6	Calculation and Characterization of Damages	55
9.7	Exclusive Remedy	55
9.8	Mitigation of Damages	56
9.9	Certain Damages	56
9.10	Covenant Not to Compete	56

ARTICLE X	MISCELLANEOUS	57

10.1	Termination	57
10.2	Assignment	58
10.3	Cooperation	58
10.4	Notices	58
10.5	Governing Law	59
10.6	Entire Agreement; Amendments and Waivers	59
10.7	Counterparts	60
10.8	No Third Party Beneficiaries; Expenses	60
10.9	Severability	60
10.10	Titles; Gender; Certain Interpretive Matters	60
10.11	Publicity	61
10.12	Exhibits and Schedules; Construction of Certain Provisions	61
10.13	Bulk Transfer Laws	61
10.14	Cumulative Remedies	61
10.15	Arbitration	62
10.16	Time of Essence	62
10.17	Drafting	62

-iii-

EXHIBITS

Exhibit A-1		Form of Inc. Assignment and Assumption Agreement
Exhibit A-2		Form of Limited Assignment and Assumption Agreement
Exhibit B-1	-	Form of Inc. Assignment of Contracts
Exhibit B-2		Form of Limited Assignment of Contracts
Exhibit C	-	Form of Assignment of Owned Intellectual Property
Exhibit D	-	Form of Assignment and Assumption of Lease

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July 2, 2007, is by and among Avanir Pharmaceuticals, a California corporation (“Parent”), Alamo Pharmaceuticals, LLC, a California limited liability company (“Seller” and together, the “Selling Parties”), and Azur Pharma Inc., a New York corporation (“Azur Inc.”), and Azur Pharma International III Limited, a Bermuda limited liability company (“Azur Limited” and together with Azur Inc., “Buyer”).

RECITALS

WHEREAS, Seller is a pharmaceutical company focused on developing, acquiring and commercializing therapeutic products for the treatment of chronic diseases, including a product known as FazaClo, an orally disintegrating tablet that addresses the adherence needs in patients with refractory schizophrenia;

WHEREAS, Seller is a wholly owned Subsidiary of Parent; and

WHEREAS, Buyer desires to purchase from the Selling Parties, and the Selling Parties desire to sell to Buyer, certain assets relating to the Business (as defined in Section 1.1 below) and Buyer desires to assume from, and the Selling Parties desire to transfer to Buyer, certain liabilities relating to the Business, in each case upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below when used with an initial capital letter shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” means any action, Claim, suit, litigation or other proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Ancillary Agreements” means, collectively, (a) the Assignment and Assumption Agreements, (b) the Assignments of Contracts, (c) the Assignment of Owned Intellectual Property, (d) the Assignment and Assumption of Lease and (e) all other instruments, certificates and documents delivered by the parties pursuant to this Agreement, as each may be amended, modified or supplemented from time to time in accordance with its terms.

“ANDA” means an Abbreviated New Drug Application, requesting permission to place a generic drug product on the market in accordance with Section 505(j) (21 U.S.C. § 355(j)) of the Federal Food, Drug and Cosmetic Act.

“Assumed Liabilities” means all Liabilities, whether or not accruing, arising out of or relating to events or occurrences happening or conditions existing, before, on or after the Closing Date, which relate directly or indirectly to the Business, other than Retained Liabilities. Without limiting the foregoing, Assumed Liabilities include:

(a) the UPA Payments;

(b) all rebates, chargebacks (including all pricing allowances) and Product returns relating exclusively to the Business;

(c) all accounts payable and accrued expenses relating exclusively to the Business;

(d) all payment and performance obligations of the Selling Parties under the Business Contracts (including the lease under which Seller is the tenant and relating to the Facility, with respect to periods on and after the Closing Date);

(e) the Assumed Tax Liabilities;

(f) except for Taxes to be paid by the Selling Parties under Section 2.6, all Liabilities, whether or not accrued, arising out of or relating to events or occurrences happening or conditions occurring after the Closing, for any Tax that may be imposed by any Governmental Authority on the ownership, sale, operation or use of the Purchased Assets; and

(g) the Liabilities specified in Schedule 1.1(a).

“Assumed Tax Liabilities” means all Liabilities for Taxes and fees with respect to the Purchased Assets for which Buyer is liable pursuant to Section 2.6 hereof.

“Business” means the business activities and operations of the Selling Parties involving the development, formulation, testing, production, licensing, commercialization and distribution of the Product, including the development and maintenance of a patient registry and sub-registry with respect to the Product.

“Business Contracts” means all executory Contracts between the Selling Parties or their Affiliates, on the one hand, and a third party, on the other hand, relating exclusively to the operation of the Business, and all Contracts of the Business listed on Schedule 1.1(b) but in all events excluding the Contracts listed on Schedule 1.1(c).

“Business Day” means any day other than Saturday, Sunday or any day that is a legal holiday or a day in which banking institutions in Los Angeles, California are authorized by Law or other governmental action to close.

“Business Employees” means employees of the Selling Parties or any of their Affiliates identified on Schedule 1.1(d) attached hereto.

“Buyer Employees” means Business Employees who accept offers of employment from Azur Inc. pursuant to Section 6.3(a) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended to date.

“CIMA Agreements” means, in each case as amended, supplemented or otherwise modified from time to time (a) that certain Amended and Restated Development, License and Supply Agreement, dated as of August 22, 2005, by and between Cima Labs Inc. and Seller; (b) that certain Quality Agreement, dated as of December 29, 2003, by and between Cima Labs Inc. and Seller; and (c) that certain Feasability Plan for Alamo Clozapine DuraSolv, dated as of May 2, 2005, by and between Cima Labs Inc. and Seller.

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

“Closing Net Working Capital Overage” shall exist when the Closing Net Working Capital Estimate exceeds the Target Net Working Capital and shall be equal to the difference between the Closing Net Working Capital Estimate and the Target Net Working Capital.

“Closing Net Working Capital Underage” shall exist when the Closing Net Working Capital Estimate is less than the Target Net Working Capital and shall be equal to the difference between the Target Net Working Capital and the Closing Net Working Capital Estimate.

“Clozapine” or “clozapine” means the active ingredient in the currently marketed product known as FazaClo® and shall include 8-chloro-11-(4-methyl-l-piperaziny1)-5H-dibenzo(b,e)(1,4) diazepine and any salts, esters, metabolites, polymorphs, isomers, racemates, hydrates, solvates, crystalline forms thereof and/or pro-drugs thereof.

“COBRA” shall mean the continuation coverage requirements set forth in Sections 601 et seq. of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement dated March 13, 2007 by and between Azur Pharma Limited and Seller.

“Contract” means all contracts, subcontracts, agreements, leases, licenses, commitments, loan agreements, mortgages, security agreements, trust indentures, sales and purchase orders, statements of work, and other instruments, arrangements or understandings of any kind, including any amendments or alterations thereto.

“Disclosure Schedules” means the disclosure schedules delivered by the Selling Parties to Buyer on the date hereof which, among other things, set forth certain exceptions to the representations and warranties contained in Article IV.

“Domain Names” means the domain names listed on Schedule 1.1(e).

“Employee Records” means, with respect to Buyer Employees, copies of all job-related employment documents.

“Encumbrance” means any lien (including environmental and tax liens), pledge, charge, other security interest, easement, servient easement, reversion, reverter or purchase right.

“Environmental Laws” means all Laws, as amended and now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment (including ambient air, indoor air, surface water, ground water, land surface and subsurface strata), health, safety, natural resources or Hazardous Substances, including CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq. and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Seller, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any and all assets, properties, rights or interests of the Selling Parties or their Affiliates that are not described in the definition of Purchased Assets.

“Facility” means that certain facility used solely in connection with the Business and located in New Jersey.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Federal Food, Drug and Cosmetic Act” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Final Net Working Capital Overage” shall only exist when the Final Net Working Capital exceeds the Closing Net Working Capital Estimate by more than Two Hundred Fifty Thousand Dollars ($250,000) and shall be equal to the difference between the Final Net Working Capital and the Closing Net Working Capital Estimate.

“Final Net Working Capital Underage” shall only exist when the Final Net Working Capital is less than the Closing Net Working Capital Estimate by more than Two Hundred Fifty Thousand Dollars ($250,000) and shall be equal to the difference between the Closing Net Working Capital Estimate and the Final Net Working Capital.

“Fixtures and Equipment” means all of the computers (but not software), equipment, furniture, fixtures, furnishings, machinery, vehicles and other tangible personal property owned or leased by the Selling Parties or their Affiliates and solely used in connection with the Business, including those items set forth on Schedule 1.1(f).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, government (federal, state, local, foreign or multinational) or other regulatory, administrative or governmental agency or authority.

“Governmental Order” means any judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos, or substances containing asbestos, mold and any other chemicals, compounds, constituents materials, substances or wastes in any form regulated, or which can give rise to liability under any Environmental Law.

“Inc. Assumed Liabilities” means all Assumed Liabilities other than the Limited Assumed Liabilities.

“Inc. Business Contracts” means all Business Contracts other than the Limited Business Contracts.

“Inc. Purchased Assets” means all Purchased Assets other than the Limited Purchased Assets.

“IND” means (a) the Investigational New Drug Application, as defined in the Federal Food, Drug and Cosmetic Act and as it may be superseded or amended from time to time, and the regulations promulgated thereunder, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (b) all supplements and amendments that may be filed in respect to the foregoing.

“Intellectual Property” means (a) Know How, (b) trademarks (including service marks), trademark applications, trade dress, logos, trademark rights, (c) United States, foreign and international patents and patent applications (including any divisionals, continuation, continuations in part), (d) copyrights, including registrations and applications for registration thereof and (e) internet domain names.

“Inventory” means all of the Selling Parties’ or any Affiliate’s inventory held for resale in the Business and all of the Selling Parties’ or any Affiliate’s raw materials, work in process or finished goods held for use in the Business, including the inventory set forth on Schedule 1.1(g).

“Know How” means confidential specifications, processes, designs, plans, trade secrets, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, safety, quality assurance and quality control information, data, invention disclosures, customer and supplier lists and all other similar confidential technical and business information and data.

“Laws” means any laws, statutes, ordinances, regulations, rules, executive orders, court decisions and orders of any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those liabilities, indebtedness and obligations arising under any Law, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Licensing Revenues” means, with respect to the Product, the licensing revenues, including royalties, actually received by the Buyer or any of its Affiliates from a Person (excluding any direct or indirect wholly-owned subsidiary of Azur Pharma Limited) pursuant to any sublicense agreement with such Person relating directly to the Product in any territory outside the United States, reduced by (i) any royalty payments to CIMA Labs, Inc. pursuant to Seller’s current contractual obligations to CIMA Labs, Inc. for such payments, (ii) any Net Non-US Licensing Revenues (as such term is defined in the Unit Purchase Agreement) payable pursuant to the Unit Purchase Agreement and (iii) any of such licensing revenues that are non-recurring milestone payments not based upon Product sales.

“Licensed Intellectual Property” means the Intellectual Property subject to the Licenses.

“Licenses” means the specific licenses and license rights set forth on Schedule 1.1(h).

“Limited Assumed Liabilities” means the Assumed Liabilities consisting of (i) the UPA Payments and (ii) those Assumed Liabilities identified in subsections (b) and (c) of the definition of Assumed Liabilities.

“Limited Business Contracts” means the CIMA Agreements and the Supply Agreements.

“Limited Purchased Assets” means all Transferred Intellectual Property, all Product Applications, all Product Registrations, all accounts receivable relating exclusively to the Business, the Limited Business Contracts and all Inventory.

“Material Adverse Effect” means any event, circumstance or occurrence that has had or that would be reasonably likely to have a material adverse change in, or material adverse effect on, the financial condition or results of operations of the Business, taken as a whole; provided that any such change or effect resulting from (a) any change in general economic conditions or in the industries in which the Business operates, to the extent the Business is not disproportionately affected, (b) any change in Law, rule or regulation or GAAP or interpretations thereof, or (c) the announcement or pendency of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, shall not be considered when determining whether a Material Adverse Effect has occurred.

“Most Recent Fiscal Month End” means May 31, 2007.

“NDA” means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with the Federal Food, Drug and Cosmetic Act, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States.

“Net Sales” means, with respect to any period, the sum (without duplication) of (i) the net sales of the Product in the Territory as would be shown in the consolidated financial statements of Buyer’s ultimate parent entity for such period, prepared in accordance with GAAP, (ii) the net sales of the Product in the U.S. as would be shown in the consolidated financial statements for such period of any Person to which a sublicense directly related to the

Product has been granted, prepared in accordance with GAAP and (iii) Licensing Revenues for such period.

“Net Sales Baseline” means Seventeen Million Dollars ($17,000,000); provided that, with respect to the calendar year ended December 31, 2007, the Net Sales Baseline shall be Seventeen Million Dollars ($17,000,000) multiplied by the number of days between the Closing Date and December 31, 2007 and divided by 365.

“Net Working Capital” means (i) the value of Inventory, plus (ii) accounts receivable (less any reserves for uncollectibility and payment discounts), plus (iii) current prepaid expenses related to the Business minus (iv) accounts payable to be assumed by Buyer under this Agreement, minus (v) all accrued expenses, including rebates, chargebacks, Product returns (relating exclusively to Products sold prior to the Closing Date) and all other pricing allowances (but excluding accrued compensation expenses), with each amount determined in accordance with GAAP applied on a basis consistent with the past practices of Parent. For purposes of this Agreement, Net Working Capital shall, in all events, exclude cash, fixed assets, deferred tax assets, goodwill, intangible assets and long term debt.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the business conducted by the Selling Parties or any Affiliate with respect to the Business consistent with past practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property owned by the Selling Parties that is exclusively used in the Business, including (i) the Product Trademarks, (ii) the Patent Rights, (iii) the Domain Names and (iv) the other Intellectual Property set forth on Schedule 1.1(i). Included within Owned Intellectual Property shall be the right to sue for past infringement thereof.

“Patent Rights” means the patents, patent applications (including any divisionals, continuation, continuations-in-part) and patent rights set forth on Schedule 1.1(j).

“Permits” means permits, licenses, franchises and other governmental authorizations, consents and approvals.

“Permitted Encumbrances” means (a) Encumbrances imposed by Law, such as carriers’, cashiers’, workmen’s, warehousemen’s, repairmen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens securing obligations which are not yet due or which are being contested in good faith, (b) Permitted Tax Liens, (c) other Encumbrances which do not materially detract from the value of, materially interfere with, or otherwise individually or collectively materially adversely affect the present use and enjoyment of the asset or property subject thereto or affected thereby, (d) any extensions, renewals and replacements of any of the foregoing and (e) any of the foregoing disclosed in the Disclosure Schedules.

“Permitted Tax Liens” means (a) Encumbrances securing the payment of Taxes which are being contested in good faith by appropriate proceedings and (b) Encumbrances for current Taxes not yet due and payable.

“Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Authority or any department or agency thereof.

“Post-Closing Net Working Capital” means the Net Working Capital reflected on the Statement of Post-Closing Net Working Capital.

“Product” means, individually and collectively, the orally disintegrating pharmaceutical products that address the adherence needs in patients with refractory schizophrenia (and all improvements to and formulations thereof) currently marketed and sold in the United States pursuant to New Drug Application No. 21-590 (or the foreign equivalent thereof) under the Product Trademarks and, for the avoidance of doubt, includes the licenses applicable to the DuraSolv and OraSolv formulations.

“Product Applications” means (i) the application for approval or registrations by the Selling Parties and its Affiliates, for the investigation, sale, distribution and/or marketing of the Product in the Territory set forth on Schedule 1.1(k), and (ii) all dossiers, reports, data and other written materials prepared by or filed as part of such applications for approvals or registrations, or maintained by the Selling Parties and its Affiliates and relating to such applications for approvals or registrations.

“Product Records” means to the extent permitted by Law, all existing books and records related solely to the conduct of the Business, including copies of all material customer and supplier lists, account lists, sales history, marketing studies, consultant reports, registry, subregistry and correspondence (excluding invoices) with respect to the Product or the Business to the extent maintained by the Selling Parties, all annual reports and adverse event reports, correspondence with the FDA or any equivalent foreign Governmental Authority (to the extent maintained by the Selling Parties), exception reports, specifications for raw materials and, to the extent maintained by the Selling Parties, FDA or any equivalent foreign Governmental Authority communication thereon, communication relating to manufacturing or packaging with any of the FDA or any equivalent foreign Governmental Authority, vendors or suppliers, and all complaint files and adverse event files with respect to the Product, provided, however, that (a) the Selling Parties may retain (i) a copy of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes and (ii) a copy of all books, documents, records and files maintained by the Selling Parties and/or its Representatives, agents or licensees in connection with their respective Tax, legal, regulatory or reporting requirements, and (b) the following shall be excluded from Product Records (i) attorney work product, attorney-client communications and other items protected by privilege, (ii) Employee Records and (iii) all books, documents, records and files prepared in connection with the Agreement and the Ancillary Agreements, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Business.

“Product Registrations” means (i) the approvals or registrations which have been received by the Selling Parties or their Affiliates, for the investigation, sale, distribution and/or marketing of the Product or a current Product improvement in the Territory (including any NDAs, INDs and other relevant applications/approvals), including those approvals and registrations set forth on Schedule 1.1(l), and (ii) all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by the Selling Parties and their Affiliates and relating to such approvals or registrations.

“Product Trademarks” means trademarks (including service marks), trademark applications, trade dress, logos and trademark rights as set forth on Schedule 1.1(m).

“Purchased Assets” means all of the Selling Parties’ or any of their Affiliate’s right, title and interest in and to only the following properties:

(a) all assets listed on Schedule 1.1(n) hereto;

(b) all Inventory;

(c) all Business Contracts;

(d) all Fixtures and Equipment;

(e) the Permits set forth on Schedule 1.1(o);

(f) the Transferred Intellectual Property;

(g) all Product Applications and Product Registrations;

(h) the Software;

(i) all accounts receivable relating exclusively to the Business; and

(j) the Product Records, including those Product Records set forth on Schedule 1.1(p), other than to the extent they contain information, data, Know-How or trade secrets of the Selling Parties not used in the Business. Notwithstanding the foregoing, the Purchased Assets shall not include any of the Excluded Assets.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other authorized representative of such Person.

“Retained Liabilities” means the following, and only the following, Liabilities of the Selling Parties or any Affiliates relating to the Business, which, notwithstanding any other provision of this Agreement, will not be assumed by Buyer:

(a) all Liabilities of the Selling Parties to the extent relating to Excluded Assets;

(b) all Liabilities of the Selling Parties for Taxes incurred, or arising out of the operation of the Business through the Closing, other than Liabilities that are apportioned to Buyer pursuant to Section 2.6 hereof;

(c) all Liabilities arising out of, relating to or in connection with any Action involving the Purchased Assets which was asserted before the Closing;

(d) the notes in the original principal amount of $6.675 million, $14.4 million, $4 million, and $2 million (Alternate Contingent Note 1) each with Avanir as Payor and Neal R. Cutler as note holder, as described in Section 1.04(d)(ii) of the Unit Purchase Agreement;

(e) the Subsequent Run Rate Contingent Payment (that is dependent upon achieving $1.5 million of Net Product Revenues (as defined in the Unit Purchase Agreement) for three (3) consecutive months within a fiscal quarter), as more clearly described in the Unit Purchase Agreement, and all other obligations and liabilities relating to the Unit Purchase Agreement (other than the UPA Payments);

(f) all Liabilities under the Selling Parties Plans, except as otherwise set forth in Section 6.3 hereof;

(g) subject to Section 6.3 hereof, all Liabilities for wages, pensions, incentive compensation, equity compensation, severance, COBRA, retiree or other benefits, overtime, workers compensation benefits, occupational safety and health liabilities and other similar Liabilities in respect of Buyer Employees relating to the period through the Closing and in respect of employees of the Selling Parties or their Affiliates who are not Buyer Employees, whether relating to the period before or after the Closing;

(h) all Liabilities of the Selling Parties for costs and expenses (including legal fees and expenses) that the Selling Parties have incurred in connection with this Agreement and the transactions contemplated hereby;

(i) all Liabilities resulting from any material quality, design manufacture or safety defect in any Product sold prior to the Closing Date, whether used prior to or after the Closing Date; and

(j) any liability or obligation of the Selling Parties under this Agreement and the Ancillary Agreements.

“Sales Percentage Amount” means three percent (3%) multiplied by the difference between (a) the Net Sales minus (b) the Net Sales Baseline.

“Selling Parties Plans” means any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employment, termination, retention, severance, compensation, life insurance, retiree health benefits, workers’ compensation, medical, health or other plans, agreements, policies or arrangements that cover the Business Employees, whether offered by the Selling Parties or any of their Affiliates.

“Software” means the computer software and programs set forth on Schedule 1.1(q).

“Supply Agreements” means, in each case as amended, supplemented or otherwise modified from time to time, (a) that certain Clozapine Supply Agreement, dated June 1, 2005, by and among Betachem, Inc., Medichem, S.A. and Seller; (b) that certain Packaging Agreement, dated as of January 13, 2005, by and between Cardinal Health PTS, LLC and Seller; (c) that certain Quality Agreement, dated as of June 22, 2004, by and between Cardinal Health PTS, LLC and Seller; (d) that certain Exclusive Distribution Agreement, dated as of July 29, 2004, by and between Cardinal Health PTS, LLC and Seller; and (e) that certain Technical Test Protocol, designated TTP-AHJ-M0004.00, titled “Retain Storage of Fazaclo Tablets” by and between Cardinal Health PTS, LLC and Seller.

“Target Net Working Capital” means a Net Working Capital of Zero Dollars ($0).

“Tax or Taxes” means all taxes (including franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority and based on or measured solely with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto, and all taxes, charges, levies, fees or other assessments, including transfer, gross receipt, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including taxes under Section 59A of the Code), add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return therefor), commercial rent and occupancy taxes, and any estimated taxes, deficiency assessments, interest, penalties and additions to tax or additional amounts in connection therewith, imposed by any Taxing Authority, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax or exercising Tax regulatory authority.

“Transferred Intellectual Property” means all Owned Intellectual Property and all Licenses.

“Unit Purchase Agreement” means that certain Unit Purchase Agreement by and among the Selling Parties and certain other parties listed therein, dated as of May 22, 2006.

“UPA Payments” means the Contingent Payments and the Non-U.S. Licensing Earn-Out Payments, as such terms are defined in the Unit Purchase Agreement, including all reporting obligations related thereto.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Accounting Firm	2.8(c)
Assignment and Assumption Agreements	3.2(a)(i)
Assignment and Assumption of Lease	3.2(a)(iv)
Assignments of Contracts	3.2(a)(ii)
Assignment of Owned Intellectual Property	3.2(a)(iii)
Buyer Indemnified Parties	9.3(a)
Buyer Plans	6.3(c)
Buyer Welfare Plans	6.3(d)
Claim Notice	9.4(a)
Closing	3.1
Closing Date	3.1
Closing Net Working Capital Estimate	2.8(a)
Contingent Cash Purchase Price	2.3
Contingent Payment Quarterly Report	Unit Purchase Agreement
Damages	9.3(a)
Deductible Amount	9.5(a)
Final Net Working Capital	2.8(c)
Inc. Purchase Price Allocation Schedule	2.5(a)
Inc. Up-Front Cash Purchase Price	2.3(b)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Indemnity Notice	9.4(b)
Limited Purchase Price Allocation Schedule	2.5(a)
Limited Up-Front Cash Purchase Price	2.3(a)
Material Contracts	4.7(a)
Notice of Disagreement	2.8(c)

Term	Section

Purchase Price	2.3(b)
Reimbursement	9.6(a)
Sales Percentage Amount Dispute Notice	2.4(b)
Selling Parties	Preamble
Seller Indemnified Parties	9 .3 (b)
Selling Parties Welfare Plans	6.3(d)
SOL Representations and Warranties	9.2(b)
Statement of Post-Closing Net Working Capital	2.8(b)
Surviving Covenants	9.2(c)
Territory	9.10
Third-Party Claim	9.4(a)
Transfer Fees	2.6
Up-Front Cash Purchase Price	2.3
WARN Act	6.3(e)

1.3 Seller Knowledge. Whenever a phrase herein is qualified by “to the knowledge of Seller” or a similar phrase, it shall mean, with respect to a fact, (a) the current actual knowledge of any of the following individuals: Keith Katkin, Michael Puntoriero, Greg Flesher, Matt Ruth, Eric Benevich, Randall Kaye, Mike Cruse, Susan Work and Laura Randa-King and (b) the knowledge of such individuals obtained after making an inquiry of their direct reports or current counsel or consultants of Parent most likely to have knowledge of such fact; provided, however, that with respect to this subsection (b), with respect to facts related to the Licensed Intellectual Property, the knowledge of Seller shall only relate to facts of which the foregoing individuals have been informed of by the applicable licensor.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Transfer of Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Parties shall sell, convey, transfer, assign and deliver to Azur Limited, and Azur Limited shall purchase and acquire from the Selling Parties, the Selling Parties’ right, title and interest in and to the Limited Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances, for the consideration specified below in Section 2.3(a).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Parties shall sell, convey, transfer, assign and deliver to Azur Inc. the Inc. Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances, for the consideration specified below in Section 2.3(b).

2.2 Assumption of Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Azur Limited shall assume, pay and perform and discharge in due course the Limited Assumed Liabilities. Azur Limited shall take, or cause to be taken, all actions necessary to cause the assumption at the Closing Date by Azur Limited of the Limited Assumed Liabilities, including the execution and delivery at the Closing of the Limited Assignment and Assumption Agreement.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Azur Inc. shall assume, pay, perform and discharge in due course the Inc. Assumed Liabilities. Azur Inc. shall take, or cause to be taken, all actions necessary to cause the assumption on the Closing Date by Azur Inc. of the Inc. Assumed Liabilities, including the execution and delivery at the Closing of the Inc. Assignment and Assumption Agreement.

2.3 Purchase Price. (a) The purchase price for the Limited Purchased Assets (the “Limited Purchase Price”) shall be an amount equal to the sum of (a) (i) Forty Million Seven Hundred Thousand Dollars ($40,700,000) plus (ii) the Closing Net Working Capital Overage, if any, minus (iii) the Closing Net Working Capital Underage, if any (the sum of the foregoing “(i)”, “(ii)” and “(iii)”, the “Limited Up-Front Cash Purchase Price”), payable in cash at the Closing, plus (b) Four Million Dollars ($4,000,000) payable on May 1, 2009 (the “First Contingent Payment”), plus (c) Six Million Dollars ($6,000,000) payable on December 31, 2009 (the “Second Contingent Payment” and, together with the First Contingent Payment, the “Contingent Cash Purchase Price”) plus (d) the Sales Percentage Amount, payable as set forth in Section 2.4, plus (e) the assumption of the Limited Assumed Liabilities. Notwithstanding the foregoing, Azur Limited shall have no obligation to make the First Contingent Payment and/or the Second Contingent Payment in the event that on or before the date such payment is otherwise required to be made Buyer provides (i) notice to the Selling Parties, together with reasonable supporting documentation, that an ANDA using the Product as the referenced listed drug has been filed with, and accepted by, the FDA and (ii) a certificate executed by an executive officer of Azur Pharma Limited certifying that Buyer and its Affiliates have at all times been in compliance with the covenant set forth in Section 6.16. If on or prior to September 30, 2010, Buyer provides (i) a certificate executed by an executive officer of Azur Pharma Limited certifying that Buyer and its Affiliates have at all times been in compliance with the covenant set forth in Section 6.16 and (ii) notice to the Selling Parties, together with reasonable supporting documentation, that an ANDA using the Product as the referenced listed drug has been filed with, and accepted by, the FDA prior to (y) the date the First Contingent Payment was required to be paid, the Selling Parties shall, within ten (10) Business Days after the receipt of such notice, remit the First Contingent Payment to Azur Limited and/or (z) the date the Second Contingent Payment was required to be paid, the Selling Parties shall, within ten (10) Business Days after the receipt of such notice, remit the Second Contingent Payment to Azur Limited.

(b) The purchase price for the Inc. Purchased Assets (the “Inc. Purchase Price” and together with the “Limited Purchase Price,” the “Purchase Price”) shall be an amount equal to One Million Three Hundred Thousand Dollars ($1,300,000) (the “Inc. Up-Front Cash Purchase Price”) plus the assumption of the Inc. Assumed Liabilities.

2.4 Payment of Sales Percentage Amount.

(a) Until such time as Azur Limited has paid to Parent an aggregate Sales Percentage Amount equal to Two Million Dollars ($2,000,000), Azur Limited shall pay to Parent the Sales Percentage Amount in respect of each prior calendar year (or with respect to the calendar year ended December 31, 2007, the portion of such calendar year between the Closing Date and December 31, 2007), if any. The Sales Percentage amount in respect of a calendar year, if any, shall be due and payable concurrently with the delivery of the Contingent Payment Quarterly Report to the Selling Parties pursuant to Section 6.14, delivered pursuant to the Unit Purchase Agreement for the quarter ending December 31 of such prior calendar year.

(b) Not more than one (1) time during each calendar year, the Selling Parties and their Representatives shall have the right, at their sole cost and expense, to audit the Net Sales during the eight (8) fiscal quarters preceding the commencement of such audit to the extent such fiscal quarters have not previously been audited by the Selling Parties. Following such audit or review of the materials supporting the preparation of a Contingent Payment Quarterly Report, the Selling Parties shall have the right to dispute one or more Contingent Payment Quarterly Reports covered by such audit that it reasonably believes contain any errors. If the Selling Parties elect to dispute one or more such Contingent Payment Quarterly Reports, in whole or in part, then the Selling Parties shall provide a written notice to Azur Limited specifying in reasonable detail its objections thereto (“Sales Percentage Amount Dispute Notice”). Promptly following receipt by Azur Limited of any Sales Percentage Amount Dispute Notice from the Selling Parties, Azur Limited and the Selling Parties shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Selling Parties and Azur Limited are unable to reach a resolution with such effect within twenty (20) Business Days after the receipt by Azur Limited of the Sales Percentage Amount Dispute Notice, the Selling Parties and Azur Limited shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within thirty (30) days after such submission, determine and report to the Selling Parties and Azur Limited upon such remaining disputed items, and such report shall be final, binding and conclusive on the Selling Parties and Azur Limited. The fees and disbursements of any accounting firm retained by the Selling Parties or Azur Limited to assist it in any dispute regarding any Contingent Payment Quarterly Report, together with the fees and expenses of the Accounting Firm, shall be borne by the Selling Parties if an adjustment to the Sales Percentage Amount for the period under dispute is less than five percent (5%) of the Sales Percentage Amount reported for such prior calendar year. Otherwise, the fees and disbursements of any accounting firm retained by the Selling Parties or Azur Limited to assist it in any dispute regarding any Contingent Payment Quarterly Report, together with the fees and expenses of the Accounting Firm, shall be borne by Azur Limited.

2.5 Allocation of Purchase Price.

(a) The Limited Purchase Price shall be allocated among the Limited Purchased Assets in accordance with Schedule 2.5(a)(i) hereof, as revised pursuant to Section 2.5(b) hereof (the “Limited Purchase Price Allocation Schedule”), and the Inc. Purchase Price shall be allocated among the Inc. Purchased Assets in accordance with Schedule 2.5(a)(ii) hereof (the “Inc. Purchase Price Allocation Schedule”). The Selling Parties and Azur Limited shall prepare mutually acceptable and substantially identical IRS Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with the Limited Purchase Price Allocation Schedule and the Selling Parties and Azur Inc. shall prepare mutually acceptable and substantially identical IRS Forms 8594 consistent with the Inc. Purchase Price Allocation Schedule, which forms the parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities. Each of the Selling Parties and Buyer agrees to provide the other promptly with any other information required to complete IRS Form 8594. Except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, the Selling Parties and Buyer agree not to take any position inconsistent with that allocation on their respective Tax Returns or during any audit, examination or other administrative or judicial proceeding.

(b) Within thirty (30) days after the determination of the Final Working Capital, the Selling Parties shall prepare and deliver to Azur Limited an amended Limited Purchase Price Allocation Schedule prepared in accordance with Schedule 2.5(a)(i) hereof and Section 1060 of the Code and the regulations thereunder that reflects (i) the Final Working Capital and (ii) any adjustments in the allocation of the initial Limited Purchase Price and Limited Assumed Liabilities among the Limited Purchased Assets reasonably necessary to reflect changes in the Limited Purchased Assets between the date hereof and the Closing Date.

2.6 Closing Costs; Transfer Taxes and Fees. Buyer, on the one hand, and the Selling Parties, on the other hand, shall each pay half (1/2) of (a) all U.S. sales, use, transfer and other Taxes and fees, if any, imposed by reason of the transfer of the Purchased Assets and the assumption of the Assumed Liabilities provided hereunder (and any deficiency, interest or penalty asserted with respect thereto), and (b) all recording, filing and registration fees or other charges in connection with or as a direct result of the transfer of the Purchased Assets (the foregoing a “Transfer Fee” and collectively, the “Transfer Fees”). At Closing, upon the delivery by Buyer of reasonable documents identifying such Transfer Fees, the Selling Parties’ half of the Transfer Fees shall be deducted from the Limited Up-Front Cash Purchase Price, to the extent that such Transfer Fees relate to the Limited Purchased Assets, and the Inc. Up-Front Cash Purchase Price, to the extent that such Transfer Fees relate to the Inc. Purchased Assets. Azur Limited shall pay all non-U.S. sales, use, transfer and other Taxes and fees, if any, imposed by reason of the transfer of the Limited Purchased Assets and the assumption of the Limited Assumed Liabilities provided hereunder. Azur Inc. shall pay all non-U.S. sales, use, transfer and other Taxes and fees, if any, imposed by reason of the transfer of the Inc. Purchased Assets and the assumption of Assumed Liabilities other than Limited Assumed Liabilities. Buyer shall provide the Selling Parties with any documentation that would exempt Buyer from or reduce sales, use, transfer and other Taxes and shall file all necessary documentation and Tax Returns required to be filed by Buyer with respect to such Transfer Fees, and the Selling Parties shall reasonably cooperate upon Buyer’s request.

2.7 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to each party’s obligations hereunder, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and (iii) to cooperate with each other in connection with the foregoing. In furtherance and not in limitation of the foregoing, each party hereto agrees (1) to file all necessary applications for all necessary Governmental Approvals with the appropriate Governmental Authority with respect to the transactions contemplated hereby as promptly as practical after the date hereof, (including the FDA transfer of ownership letters with respect to the transfer of the NDAs with respect to the Products from the Selling Parties to Buyer), and (2) to use commercially reasonable efforts to obtain from any Governmental Authority any non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained in connection with the execution and performance of this Agreement or the transactions contemplated by this Agreement.

2.8 Determination of Net Working Capital.

(a) At least one (1) Business Day prior to the Closing Date, the Selling Parties shall deliver to Buyer a certificate signed by an executive officer of Parent, stating the estimated Net Working Capital as of the Closing Date, prepared using the same principles as the unaudited statement of net assets as of May 31, 2007 described in Section 4.4 (the “Closing Net Working Capital Estimate”) and, if any, the resulting Closing Net Working Capital Overage (which amount shall be used in determining the Limited Up-Front Cash Purchase Price), or the resulting Closing Net Working Capital Underage (which amount shall be used in determining the Limited Up-Front Cash Purchase Price), together with related supporting schedules, calculations and documentation.

(b) Prior to the fifth (5th) month anniversary of the Closing Date, Buyer shall review the records and inventory of the Business to determine the Net Working Capital existing as of the Closing Date and deliver a statement of Net Working Capital to the Selling Parties and Buyer signed by an executive officer of Buyer’s ultimate parent (the “Statement of Post-Closing Net Working Capital”). The Statement of Post-Closing Net Working Capital shall set forth the Net Working Capital, including a detailed breakdown of the various amounts of each component of Net Working Capital at the Closing Date, prepared using the same principles as the unaudited statement of net assets as of May 31, 2007 described in Section 4.4, but taking into account additional information that becomes available or events occurring after the Closing Date and prior to the preparation of the Statement of Post-Closing Net Working Capital.

(c) Within thirty (30) days following the Buyer’s delivery of the Statement of Post Closing Net Working Capital, Parent shall deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Parent has with respect to the preparation or content of the Statement of Post Closing Net Working Capital, including the Post Closing Net Working Capital. The Notice of Disagreement shall describe in reasonable detail the items contained in the Statement of Post Closing Net Working Capital that Parent disputes and the basis for any such disputes. If Parent does not notify Buyer of a dispute with respect to the Statement of Post Closing Net Working Capital within such 30-day period, such Statement of Post Closing Net Working Capital shall be final, conclusive and binding on the parties and the Post Closing Net Working Capital reflected thereon shall become the “Final Net Working Capital.” In the event a Notice of Disagreement is delivered to Buyer, Buyer and Parent shall negotiate in good faith to resolve such dispute and agree upon the “Final Net Working Capital.” If Buyer and Parent, notwithstanding such good faith effort, fail to resolve such dispute within fourteen (14) days after Parent delivers the Notice of Disagreement, then Buyer and Parent jointly shall engage a U.S. accounting firm of national reputation as is reasonably acceptable to Buyer and Parent that has not provided services to either of Buyer or its Affiliates or the Selling Parties or their Affiliates during the prior three (3) years (the “Accounting Firm”) to resolve such dispute in accordance with the standards set forth in this Section 2.8. Parent and Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days after the making of such submission. The Accounting Firm shall address only those items in dispute. The Accounting Firm shall determine, on such basis, whether and to what extent, the Post Closing Net Working Capital or Closing Net Working Capital Estimate require adjustment, which de-termination shall be consistent with either the position of Buyer or the position of Parent or between the positions of Buyer and Parent and the amount determined by the Accounting Firm shall become the “Final Net Working Capital.” Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties. Buyer and/or Parent shall share the fees and expenses of the Accounting Firm proportionately based on which party’s position was closer to the determination by the Accounting Firm.

(d) If there is a Final Net Working Capital Overage, then, within five (5) Business Days after the determination of the Final Net Working Capital, Azur Limited shall pay to the Selling Parties an amount equal to the Final Net Working Capital Overage by wire transfer to an account designated by Parent.

(e) If there is a Final Net Working Capital Underage, then, within five (5) Business Days of the determination of the Final Working Capital the Selling Parties shall pay to Azur Limited an amount equal to the Final Net Working Capital Underage by wire transfer to an account designated by Azur Limited.

(f) Any amount payable by Buyer to the Selling Parties or by the Selling Parties to Buyer pursuant to Section 2.8(d) or Section 2.8(e) shall constitute an adjustment to the Purchase Price.

(g) For purposes of complying with the terms set forth in this Section 2.8, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Net Working Capital Estimate and the Statement of Post Closing Net Working Capital.

2.9 Withholding Tax. Solely to the extent required by Law, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, the applicable Taxes from the amounts otherwise payable pursuant to this Agreement. To the extent that amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the Person for whom such deduction and withholding was made.

ARTICLE III

CLOSING

3.1 Closing. Unless this Agreement shall have been terminated in accordance with Section 10.1 hereof, the closing of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated herein relative thereto (the “Closing”) shall be held at 8:00 a.m. Pacific time at 101 Enterprise, Suite 300, Aliso Viejo, California on the later of (a) the thirtieth (30th) day after the date of this Agreement or (b) the third (3rd) Business Day following the satisfaction or waiver of all of the conditions precedent to the obligations of the parties set forth in Articles VII and VIII (other than conditions which are not capable of being satisfied until the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) (the “Closing Date”), unless the parties hereto otherwise agree in writing.

3.2 Deliveries at Closing.

(a) To effect the transactions contemplated hereby, the Selling Parties shall, at the Closing, deliver to Buyer, or cause to be delivered to Buyer (unless previously delivered):

(i) (x) an instrument of assignment and assumption in substantially the form attached hereto as Exhibit A-1 conveying to Azur Inc. the owned tangible personal property included in the Inc. Purchased Assets and assumption by Azur Inc. of the Inc. Assumed Liabilities (the “Inc Assignment and Assumption Agreement”), and (y) an instrument of assignment and assumption in substantially the form attached hereto as Exhibit A-2 conveying to Azur Limited the owned tangible personal property included in the Limited Purchased Assets and assumption by Azur Limited of the Limited Assumed Liabilities (the “Limited Assignment and Assumption Agreement”), each duly executed by the Selling Parties (collectively, the “Assignment and Assumption Agreements”);

(ii) subject to Section 3.3 hereof, (x) an assignment and assumption document in substantially the form attached hereto as Exhibit B-1 assigning the Inc. Business Contracts to Azur Inc. (the “Inc Assignment of Contracts”), and (y) an assignment and assumption document in substantially the form attached hereto as Exhibit B-2 assigning the Limited Business Contracts to Azur Limited (the “Limited Assignment of Contracts”, duly executed by the Selling Parties (collectively, the “Assignments of Contracts”);

(iii) an assignment of the Intellectual Property in substantially the form attached hereto as Exhibit C (the “Assignment of Owned Intellectual Property”), duly executed by the Selling Parties;

(iv) an assignment and assumption of lease in substantially the form attached hereto as Exhibit D (the “Lease Assignment”), duly executed by Seller;

(v) counterparts to any other Ancillary Agreements, duly executed by Parent or Seller or other Person, as applicable;

(vi) a certificate from each of Seller and Parent, dated as of the Closing Date, stating that such Person is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code; and

(vii) the certificates and other documents required to be delivered at Closing as described in Article VIII, duly executed by the Selling Parties, as applicable.

(b) To effect the transactions contemplated hereby, Buyer shall, at the Closing, deliver to the Selling Parties, or cause to be delivered to the Selling Parties (unless previously delivered):

(i) an amount in cash equal to the Inc. Up-Front Cash Purchase Price, payable by Azur Inc., and an amount in cash equal to the Limited Up-Front Cash Purchase Price payable by Azur Limited, each by wire transfer of immediately available funds to an account designated in writing by Parent;

(ii) a counterpart to the Inc Assignment and Assumption Agreement, duly executed by Azur Inc., and a counterpart to the Limited Assignment and Assumption, duly executed by Azur Limited;

(iii) a counterpart to the Inc Assignment of Contracts, duly executed by Azur Inc., and a counterpart to the Limited Assignment of Contracts, duly executed by Azur Limited;

(iv) a counterpart to the Assignment of Owned Intellectual Property, duly executed by Azur Limited;

(v) a counterpart to the Assignment and Assumption of Lease duly executed by Azur Inc.;

(vi) counterparts to any other Ancillary Agreements, duly executed by Buyer; and

(vii) the certificates and other documents required to be delivered at the Closing as described in Article VII, duly executed by Buyer.

(c) To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties.

3.3 Consents to Assignment and Transfer of Certain Rights and Liabilities. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Business Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or default thereof or give rise to a right of termination or cancellation thereunder, or in any way materially adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Buyer thereunder, the Selling Parties will cooperate with Buyer, and use commercially reasonable efforts, at Buyer’s expense, to provide to Buyer the benefits under any such Business Contract or claim or right, including enforcement for the benefit of Buyer of any and all rights of the Selling Parties against a third party thereto arising out of the breach, default, termination or cancellation by such third party or otherwise or, at the Selling Parties’ option, to the maximum extent permitted by Law and such Business Contract, appoint Buyer to be the Selling Parties’ Representative and agent with respect to such Business Contract, as applicable. Following the Closing, Buyer and the Selling Parties shall continue to cooperate and use commercially reasonable efforts to effect the transfer to Buyer of such Business Contracts. Subject to Article IX, Buyer shall indemnify, defend and hold harmless the Selling Parties from and against any and all Liabilities incurred by the Selling Parties in connection with, arising out of or resulting from any actions taken or not taken by Buyer after the Closing Date as Representative or agent with respect to any Business Contract or the non-compliance by Buyer on or following the Closing Date with any Laws applicable to any such Business Contract. Subject to Article IX, the Selling Parties shall indemnify, defend and hold harmless Buyer from and against any and all Liabilities incurred by Buyer in connection with, arising out of or resulting from any actions taken by the Selling Parties on or after the Closing Date with respect to any such Business Contract, other than actions taken in compliance with any such Business Contract or as directed by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES AND PARENT

Contemporaneously with the execution and delivery of this Agreement by the Selling Parties, the Selling Parties are delivering to Buyer the Disclosure Schedules with numbered sections and subsections corresponding to the relevant sections and subsections in this Agreement. Disclosures included in any Schedule to this Agreement shall be considered to be made for purposes of all sections and subsections of the Disclosure Schedules to the extent that such item of disclosure is made with such specificity that it is reasonably apparent that such disclosure applies to such other Schedules. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation, warranty or covenant of the Selling Parties contained in this Agreement. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the Ordinary Course of Business. The Selling Parties hereby represent and warrant to Buyer as of (a) the date hereof and (b) the Closing Date, except (i) as to certain representations and warranties that address matters as of a particular date, which are given only as of such date and (ii) as otherwise set forth on the Disclosure Schedules, as follows:

4.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Selling Parties are in good standing in each jurisdiction where such qualification is required, except for any jurisdictions where the failure to so qualify does not have, individually or in the aggregate, a Material Adverse Effect.

4.2 Authorization. Each Selling Party has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the Ancillary Agreements to which a Selling Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of such Selling Party and its equity owners. This Agreement has been, and as of the Closing each of the Ancillary Agreements to which each Selling Party is a party will have been, duly executed and delivered by such Selling Party, and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer, will be at the Closing valid and binding obligations of the Selling Parties, enforceable against the Selling Parties in accordance with their terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflict or Violation; Consents and Approvals.

(a) Neither the execution, delivery or performance by the Selling Parties of this Agreement or the Ancillary Agreements nor the consummation by the Selling Parties of the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the articles of organization or operating agreement of Parent or Seller (as applicable), (ii) violate, conflict with, or result in or constitute a breach or default under (with the giving of notice or passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Business Contract, or (iii) violate any Law or Governmental Order applicable to the Selling Parties, the Business or the Purchased Assets, except in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations or accelerations which do not, individually or in the aggregate, have a Material Adverse Effect or materially and adversely affect the ability of the Selling Parties to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Business as a result of the execution and delivery of this Agreement by the Selling Parties or the consummation of the transactions contemplated hereby, except for any approval of or filing with a Governmental Authority required by virtue of Buyer’s or their ultimate parent’s identity.

4.4 Financial Information. Set forth on Schedule 4.4 is an unaudited statement of net assets as of May 31, 2007 and an unaudited statement of net wholesale shipments and direct operating expenses for the eight (8) month period ended May 31, 2007 for the Business. Such statements were prepared in accordance with the books and accounts and other financial records of the Selling Parties and present fairly in all material respects the net wholesale shipments, direct operating expenses and net assets of the Business based on managements’ reasonable assumptions as of and for the periods indicated and such statements have been prepared in accordance with GAAP, applied on a basis consistent with the past practices of Parent, except as indicated on Schedule 4.4.

4.5 Absence of Certain Changes or Events. Since December 31, 2006, (a) the Selling Parties have not engaged in any practice or taken any action, or entered into any transaction with respect to the Business outside the Ordinary Course of Business, (b) there has not occurred any event which if it had occurred between the date hereof and the Closing Date would have been prohibited by Section 6.2(b), and (c) there has not occurred any Material Adverse Effect.

4.6 Title to Purchased Assets and Sufficiency. The Selling Parties have good and valid title to the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. All the tangible personal property (other than the Inventory) included in the Purchased Assets is suitable for purposes for which it is used in good working condition, reasonable wear and tear excepted. The Purchased Assets constitute all the assets required for the operation of the Business, as currently conducted, in all material respects.

4.7 Material Contracts.

(a) Schedule 4.7(a) sets forth as of the date hereof each Business Contract (i) involving individual annual payments in excess of One Hundred Thousand Dollars ($100,000) and pursuant to which a Selling Party has continuing obligations (other than an obligation of confidentiality), (ii) relating to the Transferred Intellectual Property, (iii) that limits or purports to limit the ability of a Selling Party to compete in any line of business or with any Person in any geographic area or for any period of time or (iv) requiring the Selling Parties to make payments to an unaffiliated third party based on the level of income or revenues of the Selling Parties (collectively, the “Material Contracts”).

(b) Copies of the Material Contracts and all amendments and agreements relating thereto have been made available to Buyer. To the knowledge of the Selling Parties, all Business Contracts are in full force and effect and capable of assignment without any additional consents or approvals. Except for such exceptions as would not be material, (i) the Selling Parties have performed all obligations required to be performed by them under each of the Business Contracts, (ii) the Selling Parties are not in breach or violation of, or default under, any of the Business Contracts, (iii) the Selling Parties have not received any written notice that either is currently in breach or violation of any of the Business Contracts and (iv) to the knowledge of the Selling Parties, no other party to any Business Contract is (with or without the lapse of time or the giving of notice or both) in breach thereof.

4.8 Permits. To the knowledge of the Selling Parties, the Selling Parties or their Affiliates have all Permits necessary to own and operate the Business and the Purchased Assets as presently conducted, in all material respects. Such Permits are in full force and effect, except for such failures to be in full force and effect as do not have, individually or in the aggregate, a Material Adverse Effect. The Selling Parties are not in material default, nor have they received written notice of any claim of default, with respect to any such Permit.

4.9 Litigation.

(a) There is no material Action pending or, to the knowledge of the Selling Parties, threatened, against or affecting the Purchased Assets or the Business, (b) neither the Selling Parties nor Parent is subject to any material Governmental Order relating to the Purchased Assets or the Business and (c) there are no unsatisfied judgments against the Purchased Assets or the Business.

(b) Between May 26, 2006 and the date of this Agreement, (i) the Selling Parties have not been notified of any Claim against them or their insurers relating to product liability or similar Liability in respect of the Product and (ii) no payment or settlement of any kind has been made in response to or in anticipation of such a Claim.

(c) There are no outstanding Government Orders that apply to the Purchased Assets or the Business that restrict the ownership, disposition or use of the Purchased Assets or the conduct of the Business.

(d) Schedule 4.9(d) lists, as of the date hereof, all litigation to which any of the Selling Parties or their Affiliates is a party relating to the Business.

4.10 Compliance with Laws.

(a) The Business is conducted by the Selling Parties and their Affiliates in compliance with Laws including the Social Security Act, the rules and regulations and policies of the U.S. Department of Health and Human Services, and all public health and safety provisions of state Law and regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, except as does not have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as does not have, individually or in the aggregate, a Material Adverse Effect, since May 26, 2006, no Governmental Authority has given written notice to the Selling Parties or any of their Affiliates that the Business (as of the date of this Agreement) or the Purchased Assets were or are in violation of any Law or the subject of any investigation.

(c) Except as does not have, individually or in the aggregate, a Material Adverse Effect, since May 26, 2006, none of the Selling Parties or their Affiliates has received written notice from any Governmental Authority that there are any circumstances currently existing that would reasonably be expected to lead to any withdrawal of, loss of or refusal to renew any material Permit or Product Registrations relating to the Product or the Purchased Assets on terms less advantageous to the Selling Parties or any of their Affiliates than the terms of those Permits currently in force.

(d) (i) Except as does not have, individually or in the aggregate, a Material Adverse Effect, (A) the Business is conducted in compliance with all applicable Laws in connection with the preparation and submission to the FDA or any equivalent foreign Governmental Authority of each of the Product Applications (including the INDs or NDAs) relating to the Product, (B) each of the Product Registrations (including the INDs or NDAs) relating to the Product has been approved by the FDA, (C) none of the Selling Parties or their Affiliates has received any written notice that any of the Product Registrations (including the INDs or NDAs) relating to the Product are not currently in good standing with the FDA in the United States or any equivalent foreign Governmental Authority in the country or countries of its jurisdiction. The Selling Parties or their Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each Product Registration and Product Application (including IND or NDA) relating to the Product, except as does not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Selling Parties, with respect to the Product, the applicant of each Product Registration and Product Application (including IND or NDA) relating to the Product acted in compliance with 21 U.S.C. § 355 and 21 C.F.R. Parts 312 or 314 et seq., respectively, and all terms and conditions of such applications.

(ii) To the knowledge of the Selling Parties, no Governmental Authority (including the FDA) has commenced or threatened to initiate any action to request the recall of the Product, or commenced or threatened to initiate any action to enjoin production of the Product at any facility, nor have the Selling Parties or their Affiliates received any notice to such effect. To the knowledge of the Selling Parties, no ANDA for a therapeutically equivalent product to the Product has been submitted to, or approved by, the FDA.

(iii) To the knowledge of the Selling Parties, all manufacturing and processing operations conducted by their current suppliers relating to the manufacturing of the Product have, since May 26, 2006, been conducted in compliance in all material respects with the FDA’s current Good Manufacturing Practice regulations at 21 CFR Parts 210 and 211 as applicable to products sold in the United States.

(iv) With respect to current suppliers, the Selling Parties and their Affiliates have delivered to Buyer copies of all (A) reports of the FDA Form 483 inspection observations, (B) establishment inspection reports, (C) warning letters, and (D) other documents that assert ongoing lack of compliance in any material respect with any applicable laws or regulatory requirements (including those of the FDA), in each case to the extent received since May 26, 2006 by the Selling Parties or their Affiliates from the FDA or any equivalent foreign Governmental Authority relating to the Product and/or arising out of the conduct of the Business.

(v) To the knowledge of the Selling Parties, no employees or agents of the Selling Parties or their Affiliates have made an untrue statement of a material fact to any Governmental Authority with respect to the Product or a current Product improvement (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Product or a current Product improvement.

(vi) To the knowledge of the Selling Parties, since May 26, 2006 the Selling Parties have materially complied with all regulations promulgated by the FDA specific to the controlled distribution and operation and maintenance of a patient registry in respect of the Product and complied with FDA regulations and other applicable law in relation to the development of the subregistry.

4.11 Brokers or Finders. Except for Reedland Capital Partners, neither the Selling Parties nor Parent has engaged or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby. The Selling Parties shall be solely responsible for the payment of any fees, commissions or similar payments owed to Reedland Capital Partners.

4.12 Employment, Labor and Employee Benefit Matters.

(a) No liability under Title IV or Part 3 of Title I, Subtitle B of ERISA or Section 4971 of the Code has been incurred by the Selling Parties or any ERISA Affiliate for which the Buyer would be liable under applicable Law as a result of the transactions contemplated by this Agreement.

(b) There are no collective bargaining agreements involving any Business Employees or any pending applications for certification of a collective bargaining agreement against the Seller as of the date of this Agreement. There are no employment or wage and hour claims pending or, to the knowledge of the Selling Parties, threatened against or involving the Business. There is no claim with the United States Equal Employment Opportunity Commission or similar Governmental Authority pending or, to the knowledge of the Selling Parties, threatened against or involving the Business. There is no unfair labor practice complaint against the Business or pending before the National Labor Relations Board or any other Governmental Authority relating to labor practices of the Business. There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the knowledge of the Selling Parties, threatened against or involving the Business.

(c) The Selling Parties have made available to Buyer copies of the Selling Parties Plans to which the Business Employees set forth on Schedule 6.3(a)(i) are subject.

4.13 Intellectual Property.

(a) (i) No claim has been asserted or, to the knowledge of the Selling Parties, threatened against the Selling Parties that the conduct of the Business as currently conducted infringes upon the Intellectual Property rights of any third party; (ii) the Selling Parties own the Owned Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances; (iii) the Selling Parties have the right to assign their rights with respect to the Licenses; (iv) the Owned Intellectual Property and, to the knowledge of the Selling Parties, the Licenced Intellectual Property, has not been adjudged, nor, to the knowledge of the Selling Parties, asserted to be, invalid or unenforceable in whole or in part; (v) to the knowledge of the Selling Parties, no loss or expiration of any Transferred Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Selling Parties, including a failure by the Selling Parties to pay any required maintenance fees); (vi) to the knowledge of the Selling Parties, the conduct of the Business as currently conducted does not infringe upon the Intellectual Property rights of any third party; (vii) to the knowledge of the Selling Parties, no Person is engaging in any activity that infringes upon the Transferred Intellectual Property; (viii) the Transferred Intellectual Property contains all of the Intellectual Property materially necessary to conduct the Business as presently conducted; (ix) the Selling Parties have neither licensed any of the Owned Intellectual Property nor sublicensed any of the Licensed Intellectual Property to any third parties; (x) to the knowledge of the Selling Parties, Parent has not failed to assert any breach of any representation and warranty set forth in Section 4.15 of the Unit Purchase Agreement that it has the legal right to assert; and (xi) to the knowledge of the Selling Parties, the representations and warranties provided by the applicable licensor with respect to the licensee are true and correct in all material respects.

(b) The Selling Parties have the unrestricted right to assign, transfer and/or grant to Buyer all rights in the Product Trademarks that are being assigned, transferred and/or granted to Buyer under this Agreement and the Ancillary Agreements, in each case free of Encumbrances, other than Permitted Encumbrances.

(c) Any necessary registration, maintenance and renewal fees due in connection with the Product Trademarks have been paid in a timely manner and all materially necessary documents and certificates in connection with the Product Trademarks have, for the purposes of maintaining such Product Trademarks, been filed in a timely manner with the relevant Governmental Entities.

(d) The Selling Parties have taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of the Know-How.

(e) All current and former employees and consultants of the Selling Parties who are or have been substantively involved in the design, review, evaluation or development of the inventions embodied in the Product or the Know-How have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Selling Parties’ exclusive ownership of such Product Trademarks or Know-How.

4.14 Environmental Matters. Except as does not have a Material Adverse Effect:

(a) The Business and Purchased Assets, and the Selling Parties as relates to the Business and Purchased Assets, are in compliance in all material respects with applicable Environmental Laws;

(b) The Selling Parties have not received any written claim, complaint, demand, notice of violation, notice of potential liability or request for information, and there is no suit, action, proceeding or investigation pending, or to the knowledge of the Selling Parties threatened, regarding any alleged violation of, or potential liability under, any Environmental Law relating to the Business or Purchased Assets;

(c) There has been no Release of Hazardous Substances at, on, under or from any properties or facilities currently or formerly owned, operated or leased by the Selling Parties in connection with the Business, or any Purchased Assets which would reasonably be expected to result in any material liability of the Selling Parties under any Environmental Law;

(d) No Hazardous Substances generated in connection with the Business or any of its operations, properties or facilities, have been disposed of at, or transported for disposal or treatment to, any location that would reasonably be expected to result in material liability on the part of the Selling Parties under any Environmental Law;

(e) The Selling Parties are not currently financing or conducting any investigation, response or corrective action at the Purchased Assets, or at any other location, pursu-

ant to any Environmental Law relating to the Business nor are the Selling Parties subject or party to any decree, order or agreement which would reasonably be expected to result in liability of the Selling Parties under any Environmental Law relating to the Business or the Purchased Assets;

(f) To the knowledge of the Selling Parties, there are no aboveground or underground storage tanks or related piping, or asbestos or asbestos-containing materials at any Purchased Assets; and

(g) The Selling Parties have provided to Buyer all assessments, audits, reports and other information in their possession or under their control relating to environmental conditions at the Purchased Assets, if any.

4.15 Inventory.

(a) All finished Product that is included in the Inventory is in a condition such that it would be saleable in the Ordinary Course of Business. To the knowledge of the Selling Parties, the Inventory has been produced or manufactured and stored in accordance with the Selling Parties specifications established for the manufacture and storage thereof. All work-in-progress included in the Inventory is, to the knowledge of the Selling Parties, usable in the Ordinary Course of Business.

(b) The amount of Product in the wholesale channel does not exceed seven (7) weeks’ of demand for the Product. The value at which the Inventory is carried on the books and records of the Selling Parties is at the lower of cost (determined on a first-in or first-out method) or market values. The Inventory does not consist of, in any material amount, items that are obsolete or damaged, except as reflected or reserved on the statement of net assets to be delivered pursuant to Section 4.4 or the Closing Net Working Capital Estimate. The Inventory does not consist of any items held on consignment. Neither of the Selling Parties is under any obligation or liability with respect to accepting returns of items of Inventory in the possession of their customers other than in the Ordinary Course of Business and consistent with the Selling Parties’ Product returns policy. Schedule 4.15 contains a complete list of the addresses of all warehouses and other facilities in which the Inventory is located. Schedule 4.15 sets forth a complete schedule of all wholesaler reports received by the Selling Parties since January 1, 2007 and complete and accurate copies of all such wholesalers reports have been provided by the Selling Parties to the Buyer.

4.16 Insurance. Schedule 4.16 sets forth the current product liability insurance held by Parent with respect to the Product as of the date hereof.

4.17 Customers. The Selling Parties have used commercially reasonable efforts to maintain, and, as of the date of this Agreement, currently maintain, good working relationships with all of the customers, processors and suppliers of the Business, taken as a whole. Schedule 4.17 specifies for the year ended December 31, 2006 and the three-month period ended March 31, 2007 the names of the customers that were, in the aggregate, the three

(3) largest customers in terms of dollar value of Products sold by the Business during such periods. As of the date of this Agreement, none of such customers has given the Selling Parties written notice terminating, canceling or threatening to terminate or cancel any contract or relationship with the Selling Parties relating to the Business.

4.18 Taxes.

(a) The Selling Parties have timely filed all material Tax Returns required to be filed relating to the Purchased Assets and such Tax Returns were correct and compete in all material respects at the time of filing.

(b) The Selling Parties have timely paid all material Taxes relating to the Purchased Assets required to be paid or collected by them.

(c) Neither of the Selling Parties has received from any Taxing Authority any written notice of proposed adjustment, deficiency or underpayment of any material Taxes relating to the Purchased Assets that has not been satisfied by payment or withdrawn, and no written claims related to such Taxes have been asserted or threatened against the Selling Parties.

(d) No agreement for the extension of time for the assessment of any material Taxes relating to the Purchased Assets is currently in effect.

(e) There are no liens for Taxes on the Purchased Assets other than Permitted Tax Liens.

(f) Neither of the Selling Parties is a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

4.19 Cutler Agreement. As of the date hereof, the Selling Parties have entered into an agreement with Neal R. Cutler, substantially in the form previously provided to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer hereby represents and warrants to the Selling Parties and their Affiliates as of (a) the date hereof and (b) the Closing Date as follows:

5.1 Organization of Buyer. Azur Inc. is duly organized, validly existing and in good standing under the laws of New York. Azur Limited is duly organized and validly existing under the laws of Bermuda.

5.2 Authorization. Each Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contem-

plated hereby and thereby and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the Ancillary Agreements to which each Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of each Buyer and its equity owners. This Agreement has been, and as of the Closing each of the Ancillary Agreements to which either Buyer is a party will have been, duly executed and delivered by such Buyer, and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Selling Parties, is or, if executed at the Closing, will be, the valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3 Compliance with Applicable Law. Each Buyer conducts its business in compliance in all material respects with all applicable Laws, except for violations, if any, which would not, individually or in the aggregate, reasonably be expected to materially affect or delay the ability of either Buyer to consummate the transactions contemplated hereby.

5.4 Litigation. There is no material Action pending, or to the knowledge of each Buyer, threatened against such Buyer that is reasonably likely to adversely affect such Buyer’s performance under this Agreement or the consummation of the transactions contemplated herein.

5.5 No Conflict or Violation; Consents and Approvals.

(a) Neither the execution, delivery or performance by either Buyer of this Agreement or the Ancillary Agreements nor the consummation by either Buyer of the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the organizational documents of such Buyer, (ii) violate, conflict with, or result in or constitute a breach or default under (with the giving of notice or passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract to which such Buyer is a party or by which its assets are bound or (iii) violate any Law or Governmental Order applicable to such Buyer, except in the case of each of clauses (ii) and (iii) above, for such violations, breaches, defaults, terminations or accelerations which would not reasonably be expected to materially adversely affect the ability of such Buyer to consummate the transactions contemplated hereby or subject any of the Selling Parties to any Liability.

(b) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, is required by or with respect to each Buyer or any Affiliate of such Buyer as a result of the execution and delivery of this Agreement by Buyer or the consummation of this transaction.

5.6 No Brokers or Finders. Each Buyer has not engaged or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of the Selling Parties or any of their Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.7 Sufficiency of Consideration. Each Buyer has cash on hand or commitments (which commitments are in full force and effect and neither Buyer is in breach of any term thereof) sufficient, in the aggregate, to consummate the transactions contemplated by this Agreement to pay the Limited Up-Front Cash Purchase Price, the Inc. Up-Front Cash Purchase Price and all other costs and expenses arising in connection herewith and therewith.

5.8 No ANDA. To the knowledge of Buyer, after due inquiry, no ANDA for a therapeutically equivalent product to the Product has been submitted to, or approved by, the FDA, or is planned to be submitted to the FDA. Neither Buyer (including any partnership or joint venture of which Buyer or any of its Affiliates is a party), nor any of its Affiliates (other than their employees outside of their capacity as such) or Representatives (in their capacity as such) is currently:

(a) working to file on their own behalf;

(b) advising or consulting with any Person in preparation for or in connection with filing;

(c) holding an investment in (other than the acquisition of less than five percent (5%) of the voting securities of a publicly traded entity) or providing debt financing to any Person that is preparing to file; or

(d) assisting or encouraging any Person in connection with the filing of, an ANDA using the Product as the reference listed drug with the FDA.

ARTICLE VI

COVENANTS OF THE SELLING PARTIES AND BUYER

The Selling Parties and Buyer each covenant with the other as follows:

6.1 Access by Buyer; Confidentiality Agreement.

(a) From the date hereof through the Closing, the Selling Parties shall permit (and shall cause their Representatives to permit) Buyer and its Representatives to have access at reasonable times within normal business hours, to all personnel, books, records (including Tax records), Business Contracts and offices of the Business as may be reasonably requested by Buyer. Any information furnished to Buyer or which Buyer receives in exercising its rights pursuant to this Section 6.1(a) shall be subject to the terms of Section 6.1(b) hereof; provided, however, that (i) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or the conduct of the Business, (ii) the Selling Parties shall not be required to take any action which would constitute a waiver of the attorney-client privilege, (iii) the Selling Parties need not supply Buyer with any access or information (A) which the Selling Parties are under a legal obligation not to supply or (B) with respect to a Retained Liability or Excluded Asset, and (iv) the Selling Parties shall not be required to provide such information or access to any employee records other than the Employee Records. In the event that the Selling Parties or their Affiliates receive written notice by a Governmental Entity of a violation of any regulatory or other requirement relating to the Business, any Purchased Assets, the Product or Product Registrations, they shall promptly provide Buyer a copy of any such written notice and use commercially reasonable efforts to undertake, in consultation with Buyer, all such actions as may be reasonably necessary to cure such violation.

(b) The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect after the Closing Date, such that the information obtained by any party to this Agreement, or its Representatives, during any investigation conducted pursuant to this Section 6.1, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

(c) The Selling Parties agree to keep confidential for five (5) years after the Closing date all information regarding the Business, except as required by Law, Exchange Act regulation or the rules of any national securities exchange on which its securities are listed. Notwithstanding the foregoing, the Selling Parties shall not be obligated to keep any information confidential that (i) is or becomes generally available to the public, other than as a result of a disclosure by the Selling Parties, or (ii) becomes available to the Selling Parties on a non-confidential basis from a Person that is not, to the knowledge of Seller, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any other party with respect to such information.

6.2 Conduct of Business.

(a) From the date hereof through the Closing, the Selling Parties shall, except as contemplated by this Agreement and except as set forth on Schedule 6.2, or as consented to in advance by Buyer in writing, operate the Business in the Ordinary Course of Business and shall use their commercially reasonable efforts to maintain intact the Business as it is currently organized and maintain good relations with their suppliers, customers, creditors, employees, agents and others (taken as a whole) having a relationship with the Business (taken as a whole); provided, however, the Selling Parties shall use commercially reasonable efforts to (i) market, sell and distribute the Product and deal with any customer orders for Product in the Ordinary Course of Business, (ii) continue to meet any contractual obligations owing and pay any amounts due in respect of the Business, Product and the Purchased Assets as they mature in the Ordinary Course of Business, (iii) continue to procure, and order the processing and manufacturing of, the Product in the Ordinary Course of Business and (iv) continue the pre-launch activities related to

DuraSolv. The parties do not intend the foregoing provisions of this Section 6.2 or any other provision in this Agreement to effect an assignment of, or transfer of control related to, the Purchased Assets prior to Closing.

(b) Without limiting the generality of Section 6.2(a), the Selling Parties shall not, with respect to the Business, except as set forth on Schedule 6.2 or as consented to in advance by Buyer in writing, which consent shall not be unreasonably withheld or delayed, take any of the following actions from the date hereof through the Closing:

(i) (other than with respect to any confidentiality or non-competition agreement relating to the Business) enter into, extend, modify, terminate or renew any Material Contract, except in the Ordinary Course of Business;

(ii) sell, assign, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, or any interests therein, except, subject to clause (vi) of this Section 6.2(b), for sales of Product in the Ordinary Course of Business;

(iii) subject any of the Purchased Assets or any part thereof, to any Encumbrance, other than Permitted Encumbrances;

(iv) pay, loan or advance any material amount to any Affiliate of the Selling Parties in connection with the Business;

(v) settle, release or forgive any Action relating to the Purchased Assets or the Business, or waive any right thereto;

(vi) fulfill any orders for the Product other than in the Ordinary Course of Business;

(vii) grant any license or sublicense to any Transferred Intellectual Property;

(viii) fail to maintain all Product Records in the Ordinary Course of Business in all material respects;

(ix) fail to hold and store all Inventory in material compliance with (i) all applicable Laws, (ii) in compliance in all material respects with the FDA’s current Good Manufacturing Practice regulations at 21 CFR Parts 210 and 211 as applicable to products sold in the United States and (iii) the approvals of Governmental Authorities, and (iv) applicable analytical methods and procedures, material specifications, master batch records and stability protocols established by the Selling Parties, if any; and

(x) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

6.3 Employee Matters.

(a) As soon as reasonably practicable but in any event within five (5) Business Days after the date hereof, Azur Inc. shall make offers of employment (to be effective as of the Closing Date) to the Business Employees set forth on Schedule 6.3(a)(i) who are then actively employed by Seller or Parent immediately prior to the Closing. Effective as of the Closing, the Selling Parties shall terminate the employment of all Buyer Employees. Azur Inc. shall communicate offers of employment to such Business Employees in accordance with applicable legal requirements and in a form determined by Azur Inc., which form is reasonably acceptable to the Selling Parties. Such offers of employment shall provide each of such Business Employees, effective immediately after the Closing and for a period of six months thereafter, with (i) employment at a level and with responsibilities that are substantially commensurate with their level and responsibilities immediately prior to the Closing, (ii) base salary that is at least comparable to the present base salary and bonus opportunity that is at least comparable to their bonus opportunity immediately prior to the Closing, (iii) health, dental, vision, 401(k) and other insurance benefits that are at least comparable in the aggregate to their benefits immediately prior to the Closing, (iv) a plan that would allow Buyer Employees that have over funded their healthcare spending accounts with a Selling Party as of the Closing Date to elect to continue to participate in such Selling Party’s healthcare spending plan by electing COBRA coverage with respect to such plan at the Buyer Employee’s expense, and (v) severance benefits equal to two weeks per year of service with the Selling Parties or their Affiliates (recognizing such Buyer Employee’s service with a Selling Party or any Affiliate of a Selling Party that is recognized under the Selling Parties Plans for severance purposes). In addition, Azur Inc. shall offer the Business Employees set forth on Schedule 6.3(a)(i) employment at a location within a reasonable commuting distance from their place of employment immediately prior to the Closing; provided that Azur Inc. may require the Business Employees set forth on Schedule 6.3(a)(ii) to relocate their principal location of employment anywhere within the United States as a condition to such Business Employees’ employment with Azur Inc. Following the Closing Date, Azur Inc. shall not be obligated to continue the employment of any Buyer Employee for any period of time.

(b) As soon as practicable following the Closing Date, the Selling Parties shall cause the account balances of all Buyer Employees in any 401(k) plans maintained by the Selling Parties to be fully vested and distributed and Azur Inc. shall permit Buyer Employees who are participants in said plans to rollover such distributions (including outstanding participant loan balances) into Azur Inc.’s 401(k) plan. As soon as practicable following the Closing Date, Parent shall cause all unvested equity awards held by the Buyer Employees (including stock options, stock grants and restricted stock units which do not provide for accelerated vesting) to become fully vested and exercisable by the holder thereof for the period specified in the relevant Selling Parties Plan.

(c) Effective as of the Closing Date, Azur Inc. or its designated Affiliate shall cause each Buyer Employee who was covered under the Selling Parties Plans immediately prior to such date to be covered under employee benefit plans, programs and arrangements maintained or established by Azur Inc. (the “Buyer Plans”). However, the Buyer Employees shall continue to participate in the Selling Parties Plans providing for medical, dental and vision benefits through the sixtieth (60th) day anniversary of the date of this Agreement, and Azur Inc. shall bear the cost of such continued participation, which cost shall be an amount equal to the COBRA continuation premium for the Selling Parties Plans applicable to each Buyer Employee for the period of continued coverage after the Closing Date. The Buyer Plans shall recognize each Buyer Employee’s service with the Selling Parties or any Affiliate that is recognized under the Selling Parties Plans (and prior service with the Selling Parties’ predecessors to the extent such prior service is recognized under the Selling Parties Plans) for eligibility and vesting purposes, but not benefit accrual purposes.

(d) Effective as of the Closing Date, each Buyer Employee shall cease to be covered by the Selling Parties Plans, except as otherwise described above. The Selling Parties shall retain responsibility for all claims for welfare benefits incurred by Business Employees prior to Closing Date. For purposes of this subsection, a claim shall be deemed to have been incurred on the date the medical, dental or vision service giving rise to the claim is performed. With respect to the Buyer Employees, effective as of the Closing Date, Azur Inc. shall use commercially reasonable efforts to cause all applicable Buyer Plans that provide medical or dental coverage, life and accident insurance, and disability or similar coverage (collectively, the “Buyer Welfare Plans”) to waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or similar provisions to the extent such exclusions, requirements and provisions were waived or satisfied under the applicable Selling Parties Welfare Plan as of the Closing Date. In addition, Azur Inc. shall cause the applicable Buyer Welfare Plans to credit Buyer Employees with amounts credited by the Selling Parties under the Selling Parties’ health and dental plans toward the satisfaction of annual deductible and out-of-pocket maximums under such Azur Inc. health and dental plans during the calendar year which includes the Closing Date.

(e) The Selling Parties shall provide to Azur Inc., at Buyer’s request, access to job-related employment documents with the exception of non-work-related medical records or other records the disclosure of which would be in violation of applicable Law, as needed for Buyer to comply with this Section 6.3 prior to the Closing Date. The Selling Parties and Azur Inc. shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.3. Buyer is solely responsible for the use of the Employee Records and other employee information furnished by the Selling Parties and, subject to Article IX Buyer shall indemnify and hold the Selling Parties harmless from and against any Damages or Liabilities incurred by the Selling Parties as a result of Azur Inc.’s use of such Employee Records or other employee information.

(f) The Selling Parties shall be responsible for providing or discharging any and all notifications, benefits and Liabilities to Business Employees and governmental entities under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or by any other Law relating to plant closings, mass layoffs or employee separations or severance pay that are first required to be provided or discharged on or prior to the Closing Date, and Azur Inc. shall be responsible for providing any notice required pursuant to the WARN Act with respect to a plant closing, layoff or employee separation or severance pay relating to the Buyer Employees after the Closing Date. Azur Inc. shall be responsible for the administration of and shall assume any and all obligations, if any, arising after the Closing Date under COBRA with respect to Buyer Employees and their beneficiaries.

(g) From the date hereof until the Closing Date, the Selling Parties shall not increase or change the compensation or benefits for the Business Employees other than in the Ordinary Course of Business.

(h) The provisions of this Section 6.3 pertaining to the employment and employee benefits of the Buyer Employees are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Selling Parties or Buyer or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement.

6.4 No Additional Representations and Warranties. Buyer acknowledges and agrees that except for the representations and warranties contained in Article IV (as modified by the Disclosure Schedules), neither the Selling Parties nor any other Person makes any express or implied representation or warranty, including as to the accuracy or completeness of any information regarding the Business, on behalf of the Selling Parties. The Selling Parties specifically disclaim any such representation or warranty, whether by the Selling Parties or any of their Representatives or any other Person, with respect to the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or the Business or Purchased Assets notwithstanding the delivery or disclosure to Buyer or any of its Representatives or any other Person of any documentation or other information with respect to the foregoing. Buyer further agrees that neither the Selling Parties nor any other Person shall have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or such Person, or Buyer’s or such Person’s use of, any such information, including any information, documents, data or materials made available to Buyer by the Selling Parties, management presentations or other form in expectation of the transactions contemplated by this Agreement. OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE SELLING PARTIES MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RE- SPECT OF THE BUSINESS OR THE PURCHASED ASSETS OR ANY OTHER MATTER, INCLUDING, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED. THE SELLING PARTIES RECOGNIZE AND AGREE THAT BUYER, IN CONNECTION WITH THE EXECUTION

AND DELIVERY OF THIS AGREEMENT, IS RELYING UPON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES).

6.5 Disclaimer of Estimates and Projections. In connection with Buyer’s investigation of the Business and the Purchased Assets, Buyer may have received from or on behalf of the Selling Parties certain estimates, forecasts, plans and financial projections. Buyer acknowledges that (a) there are uncertainties inherent in making such estimates, forecasts, plans and projections and that Buyer is familiar with such uncertainties, and (b) Buyer is taking full responsibility for conducting its own evaluation of the adequacy and accuracy of such estimates, forecasts, plans and projections (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections) and (c) Buyer shall have no Claim against Seller, Parent, any of their Affiliates or any other Person with respect to such estimates, forecasts, plans or projections. Accordingly, the Selling Parties are making no representation or warranty with respect to such estimates, forecasts, plans and projections (including such underlying assumptions).

6.6 Revision of Marketing Materials; Use of Names.

(a) Removal of Names. Buyer shall revise all marketing materials and other product literature related to the Product to delete all reference to the names and other references to the Selling Parties and implement such materials as soon as reasonably practicable, and in any event, within one (1) year after the date of this Agreement.

(b) Transitional Use of Names. For one (1) year after the Closing Date, Buyer may continue to distribute marketing materials in connection with the marketing of the Product that use names, addresses or phone numbers to the extent that such marketing materials exist at the Closing Date.

(c) No Other Use. Other than as expressly provided in this Agreement, Buyer shall not use or permit any of its Affiliates or distributors to use any of the names or any other corporate, trademarks or service marks or names now or hereafter owned or used by the Selling Parties or any of its Affiliates, other than the Transferred Intellectual Property (on the terms provided herein and in the Ancillary Agreements).

(d) Website Information. Within thirty (30) days following the Closing Date, the Selling Parties shall remove all references to the Product from the “Products” section of their website.

6.7 Customer Notifications. Promptly after the Closing Date, Buyer shall notify all current customers of the Product (i) of the transfer of the Purchased Assets to Buyer and (ii) that all purchase orders for Product received by the Selling Parties or any of their Affiliates prior to the Agreement Date but not filled as of such date will be transferred to Buyer; provided, however, that to the extent that any purchase order cannot be so transferred, the Selling Parties and Buyer shall cooperate with each other to ensure that such purchase order is filled and that Buyer receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred; provided, however, that Buyer’s obligations to provide such notices is subject to the Selling Parties providing Buyer with a complete list of all current customers of the Product and their contact information.

6.8 Regulatory Matters, Etc.

(a) From and after the Closing Date, Buyer shall assume all regulatory responsibilities in connection with the Products and the Product Applications, including responsibility for (i) all periodic and annual reports or other regulatory filings with the FDA or any equivalent foreign Governmental Authority with respect to the 2007 calendar year (provided that Selling Parties shall provide assistance as reasonably requested in connection with such reports and filings), (ii) reporting any product quality complaints and adverse drug events in connection with the NDA, and (iii) compliance with the Federal Food, Drug and Cosmetic Act and the Public Health Service Act, as the same may be amended from time to time. For a period of six (6) months after the Closing Date, if the Selling Parties receive any adverse event reports regarding the Product, the Selling Parties shall promptly notify Buyer of such.

(b) Notwithstanding anything in this Agreement to the contrary and subject to Section 2.7, the Selling Parties shall have no obligation whatsoever in connection with any regulatory filings, requests or applications related to the Product.

(c) From and after the Closing Date, the Selling Parties shall direct all complaints or inquiries concerning the Product to Buyer to the attention of the “Senior Director of Medical Affairs” of Buyer, or such other person or persons as Buyer may specify from time to time by written notice to the Selling Parties.

(d) From and after the Closing Date, Buyer shall have all responsibility for any and all Governmental Authority fee obligations for holders or owners of the Product Registration and the Product Applications that relate to periods on or after the Closing Date, and the Selling Parties shall retain responsibility for such fee obligations as they relate to periods prior to the Closing Date. Each party shall promptly reimburse the other to the extent a party pays amounts that are the responsibility of the other party hereunder.

(e) From and after the Closing Date, Buyer shall have the sole authority and responsibility to respond to any Governmental Authorities, to respond to product technical complaints and medical complaints and to handle all recalls, market withdrawals and field corrections of the Product in accordance with applicable Laws, all at Buyer’s sole cost and expense.

(f) Beginning at the Closing Date and ending two (2) years thereafter, Buyer shall promptly (but in any case, within forty-eight (48) hours) notify the Selling Parties in writing of any decision, order, request or directive of a court or other Governmental Authority to recall, withdraw, or field correct the Product. Buyer has the sole authority and re-

sponsibility for determining if and when to issue any recall, withdrawal, or field correction (but shall comply with all applicable laws, rules, regulations, directives and orders in making such determination), with respect to all Products whether they are sold or distributed before, on or after the Closing Date. Except as otherwise provided in this Agreement, Buyer shall be responsible for, and, subject to Article IX, shall indemnify the Selling Parties with respect to, the cost and expense of any such recall, withdrawal, or field correction, with respect to any Products sold or distributed by Buyer after the Closing Date. The Selling Parties shall have sole responsibility for, and, subject to Article IX, shall indemnify the Buyer with respect to, the cost and expense of any such recall, withdrawal, or field correction, with respect to any Product sold or distributed by the Selling Parties on or prior to the Closing Date.

6.9 Post Closing Cooperation.

(a) Each party further agrees that it will cooperate with and make available to the other party, its employees, auditors, counsel and representatives, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax filing inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Buyer shall retain all such books and records in a manner consistent with the Selling Parties’ record retention policy. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 6.9 shall be subject to the terms of Section 6.1(b) hereof.

(b) For a period of four (4) years after the Closing Date, the Selling Parties shall (i) cooperate with Buyer in connection with Buyer’s preparation of financial statements, and use commercially reasonable efforts to provide Buyer with such information or documents, pertaining to the Product that Buyer reasonably requests in connection therewith and (ii) use commercially reasonable efforts to cause the accountants for the Selling Parties to deliver such information and provide access to files and work papers in connection therewith as Buyer may reasonably request. Buyer shall pay for all third party costs related to such work and those reasonable costs related to the Selling Parties’ time and expenses.

(c) After the Closing Date, upon reasonable written notice, Buyer and the Selling Parties shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Purchased Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. In the event it is necessary under this Agreement to allocate any Tax between pre- and post- Closing periods, such allocation shall be performed based on the number of days in each such period, on the basis of a 365-day calendar year, or such other method as the parties hereto shall reasonably agree. The Selling Parties and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets. Buyer shall retain the books and records of the Selling Parties and their Affiliates included in the Purchased Assets for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing of such books or records, Buyer shall give notice to such effect to the Selling Parties and shall give the Selling Parties, at the Selling Parties’ cost and expense, an opportunity to remove and retain all or any part of such books or records as the Selling Parties may select.

(d) The Selling Parties shall provide assistance to Buyer as reasonably requested with respect to financial and other information relating to the conduct of the Business prior to the Closing Date in connection with Buyer’s performance of obligations and enjoyment of benefits under the Business Contracts.

6.10 Consents. The parties hereto shall use commercially reasonable efforts to obtain the approvals of the FDA and consents of the Persons listed on Schedule 6.10 on the Closing Date. The Selling Parties shall use commercially reasonable efforts to deliver to each relevant Governmental Authority and to Buyer a copy of the Selling Parties’ FDA transfer of ownership letter, and each other document required to initiate transfer of any Permits.

6.11 Financing. Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the financing on the terms and conditions described in its financing commitment letter, including using commercially reasonable efforts to (a) maintain in effect the financing commitment letter and negotiate and enter into definitive agreements with respect to the financing on the terms and conditions reflected in the financing commitment letter, (b) satisfy on a timely basis all material conditions applicable to Buyer in such definitive agreements that are within its control, (c) consummate the financing at such time or from time to time as is necessary for Buyer to satisfy its obligations under this Agreement, (d) enforce its rights under the financing commitment letter; provided, however, that Buyer shall have the right to substitute alternative financing with a different letter or a letter from alternative lenders so long as such substitute letter is subject to financing conditions that are at least as favorable to Buyer as the financing conditions set forth in the financing commitment letter. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitment letter for any reason, Buyer shall use it’s commercially reasonable efforts to obtain alternative financing from alternative sources as promptly as practicable following the occurrence of such event. For the avoidance of doubt, Buyer’s obligation to consummate the transactions contemplated by this Agreement are not (and shall not be) subject to any financing condition.

6.12 Transition Services.

(a) Following the Closing and for a period of six (6) months thereafter (the “Transition Period”), Azur Inc. shall have the right, subject to Sections 6.12(b) and (f) through (k) below, to utilize the services of each employee or consultant of the Selling Parties identified on Schedule 6.12 as a “FazaClo Transition Services Employee” (the “FazaClo Transition Services Employees”) for transition services within such employee’s area of responsibility mutually agreed to by the parties (such services, the “FazaClo Transition Services”). As used in this Section 6.12, a month shall be defined as each monthly anniversary of the Closing Date. The parties agree that in the event Azur Inc. seeks, after the Closing, to utilize services of additional employees of the Selling Parties that were useful in the operation of the Business and did not become Buyer Employees, the parties will consult with one another to reach mutual agreement regarding an amendment to Schedule 6.12 that identifies the terms of, and payment associated with, the services to be provided by such employees.

(b) Azur Inc. shall pay a monthly fee for each FazaClo Transition Services Employee equal to the amount set forth opposite such FazaClo Transition Services Employee’s name for the applicable month following the Closing on Schedule 6.12 (the aggregate of such monthly fees payable is referred to herein as the “FazaClo Monthly Fee”). In the event that, during the Transition Period, Azur Inc. determines that it no longer requires the services of a FazaClo Transition Services Employee, Azur Inc. may provide Parent with written notice to that effect (a “Termination Notice”). Such Termination Notice shall be effective beginning on the first Monday following five (5) Business Days after its receipt by Parent and the monthly fee amount applicable to such FazaClo Transition Services Employee shall thereafter no longer be taken into account in calculating the FazaClo Monthly Fee (with any amount of FazaClo Monthly Fee relating to such FazaClo Transition Services Employee for the month in which the Termination Notice is delivered, pro rated on the basis of a 30 day month).

(c) During the Transition Services Period, Azur Inc. shall have the right, subject to Sections 6.12(e)-(k) below, to utilize the services of each employee of the Selling Parties identified on Schedule 6.12 as an “Administrative Transition Services Employees” (the “Administrative Transition Services Employees”) for transition services within such employee’s area of responsibility mutually agreed to by the parties (such services, the “Administrative Transition Services”), up to the maximum percentage of such Administrative Transition Services Employee’s time during such month as is set forth opposite such Administrative Transition Services Employee’s name on Schedule 6.12. The monthly rate payable for each such Administrative Transition Services Employee’s time shall be equal to the fully burdened annual base salary and bonus (which amount is listed opposite such Administrative Transition Services Employee’s name on Schedule 6.12 under the heading “Annual Base Salary”), divided by 365 and multiplied by the number of days (including any fraction of a day and with partially worked days aggregated) in such month in which such Administrative Transition Services Employee provided Administrative Transition Services (the aggregate of such monthly fees payable is referred to herein as the “Admin Monthly Fee”).

(d) During the Transition Services Period, Azur Inc. shall have the right, subject to Sections 6.12(e)-(k) below, to utilize the services of each consultant of the Selling Parties identified on Schedule 6.12 as a “Transition Consultant” (the “Transition Consultants”, and along with the FazaClo Transition Services Employees and the Administrative

Transition Services Employees, the “Transition Services Employees”) for transition services within such consultant’s area of responsibility mutually agreed to by the parties for up to the maximum percentage of such Transition Consultant’s time set forth opposite such Transition Consultant’s name on Schedule 6.12 (such services, the “Consultant Transition Services”). In respect of the Consultant Transition Services, Azur Inc. shall pay the monthly rate set forth opposite such Transition Consultant’s name on Schedule 6.12 (the aggregate of such monthly fees payable is referred to herein as the “Consultant Monthly Fee”; the aggregate FazaClo Monthly Fee, Admin Monthly Fee and the Consultant Monthly Fee referred to herein as the “Monthly Fee”). Notwithstanding the foregoing provisions of this Section 6.12(d), following the sixtieth (60th) day after the Closing, Parent may notify Azur Inc. that it no longer requires the services of any one or more Transition Consultants. Within five (5) days of receiving such notice, Azur Inc. shall indicate either (i) that the services of the Transition Consultant may be terminated (which shall have the same effect as the delivery of a Termination Notice as described in the remainder of this Section 6.12(d)) or (ii) that it commits to increase the percentage of time associated with such Transition Consultant on Schedule 6.12, and until a Termination Notice is delivered and effective, to pay for, 100% of such Transition Consultant’s time. In the event that, during the Transition Period, Azur Inc. determines that it no longer requires the services of a Transition Consultant, Azur Inc. may provide Parent with a Termination Notice. Such Termination Notice shall be effective beginning on the first Monday following five (5) Business Days after its receipt by Parent and the monthly fee amount applicable to such Transition Consultant shall thereafter no longer be taken into account in calculating the Consultant Monthly Fee (with any amount of Consultant Monthly Fee relating to such Transition Consultant for the month in which the Termination Notice is delivered, pro rated on the basis of a 30 day month).

(e) The Monthly Fee shall be payable each month in which Administrative Transition Services are provided within five (5) Business Days after the end of such month by wire transfer of immediately available funds to an account designated by Parent.

(f) The parties agree that neither the Selling Parties nor any of their Affiliates shall be obligated to replace any Transition Services Employee whose employment terminates during the Transition Period either at the election of the Transition Services Employee or at the election of Parent for cause or, with respect to an Administrative Transition Service Employee, in connection with layoffs or other reorganization by Parent. In the event of such a termination, the Monthly Fee, as applicable to such Transition Services Employee, shall no longer be payable by Buyer; provided that if Parent elects to replace any Administrative Transition Services Employee whose employment is terminated, such replacement employee shall provide the Administrative Transition Services to Azur Inc. on the same terms and at the same rate as the terminated Administrative Transition Services Employee provided such services. Except as otherwise provided herein, the Selling Parties agree not to terminate the employment of any FazaClo Transition Services Employee during the Transition Period, unless Azur Inc. has delivered a Termination Notice in respect of such FazaClo Transition Services Employee. In no event shall Parent be obligated to provide any replacement services or arrange for substitute employees to provide services during the Transition Services Period, if any, that a Transition Services Employee is absent from work and uses illness, personal or vacation time accrued under Parent’s illness, personal or vacation policy in the Ordinary Course of Business. Notwithstanding anything to the contrary in this Section 6.12, if and only if the Selling Parties terminate the contract of a Transition Consultant, then Azur Inc. may engage such Transition Consultant for all of the services provided under such contract.

(g) During the Transition Period, Parent shall make available the Transition Services Employees that are then providing Transition Services pursuant to this Section 6.12 for reasonable consultation with Azur Inc.’s representatives, whether via telephone, written or electronic correspondence or in person at the Parent’s facilities, for the purpose of conveying and transferring information and performing activities related to the Business. Such consultation shall occur for reasonable periods of time and during Parent’s normal business hours. All Transition Services shall be performed at or from the premises of Parent or an Affiliate of Parent, unless otherwise agreed by Parent and Azur Inc.

(h) Parent shall use commercially reasonable efforts to cause the Transition Services Employees to perform Transition Services with at least the same level of quality and efforts they rendered in relation to the Business prior to the Closing Date; provided, that Azur Inc.’s sole recourse for any breach of this Section 6.12 by a Transition Services Employee (e.g., for failure or refusal of such employee to provide Transition Services or to provide Transition Services of an acceptable quality) shall be the termination of such Transition Services in the manner set forth in Section (b) above. The parties agree to cooperate in good faith to realize their intent in relation to the provision of Transition Services, including:

(i) Parent and Azur Inc. agree to each appoint and maintain a coordinator with responsibility for coordinating the provision of the Transition Services;

(ii) Parent shall, consistent with past practice, supervise the activities of its officers, employees and representatives with respect to provision of the Transition Services;

(iii) Parent shall maintain books and records relevant to the provision of the Transition Services in a manner consistent with past practice and shall make such books and records available to Azur Inc. upon reasonable request by Azur Inc.; and

(iv) The parties will use their commercially reasonable efforts to en-sure that all transactions and activities conducted by Transition Services Employees hereunder are conducted in material compliance with all applicable Laws.

(i) Transition Services Employees shall act, and the parties intend that they be treated, as employees of Parent or its Affiliates. Nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Azur Inc. and the Transition Services Employees.

(j) Except as otherwise provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party except as otherwise provided herein or unless such act is otherwise expressly authorized in writing by both parties hereto. For the avoidance of doubt, Transition Services Employees shall not have the authority to negotiate or enter into contracts or agreements on behalf of Azur Inc. or any of their Affiliates.

(k) Notwithstanding anything to the contrary set forth in this Section 6.12, Selling Parties shall provide Azur Inc. a credit in the amount of Four Hundred Thousand Dollars ($400,000) to be applied exclusively to each consecutive Monthly Fee after the Closing Date, and Azur Inc. shall not be required to make any cash payments to the Selling Parties for any Transition Services under this Section 6.12 until such credit has been exhausted.

6.13 Transition Services Contracts. Schedule 6.13 lists certain Contracts that are included in the Excluded Assets but may be useful to Azur Inc. in the operation of the Business (the “Transition Services Contracts”). Following the Closing and for a period of ninety (90) days thereafter, Parent shall request on behalf of Azur Inc. that the other party to the applicable Transition Services Contract provide such services as Azur Inc. requests and Azur Inc. shall pay all amounts due and payable for such services to Parent or, if so directed by Parent, to the other party to the Transition Services Contract upon the terms and subject to the conditions of such Transition Services Contract. Subject to Article IX, Buyer shall indemnify Parent for Buyer’s failure to comply with the foregoing sentence. It is expressly understood by the parties that nothing in this Section 6.13 shall limit or in anyway modify Parent’s rights under the Transition Services Contracts. It is further understood that Parent is not liable for any loss incurred by the Azur Inc. due to the expiration or termination of any of the Transition Services Contracts.

6.14 Reporting Obligations. Azur Limited acknowledges and agrees that it shall deliver to Sellers’ Representative (as defined in the Unit Purchase Agreement) the Contingent Payment Quarterly Report throughout the term of the Contingent Payment Period (as defined in the Unit Purchase Agreement) at the time and in the manner required under the Unit Purchase Agreement. Furthermore, Azur Limited acknowledges and agrees that it shall deliver to Seller, at least five (5) Business Days before the delivery to the Sellers’ Representative, and thereafter so long as Azur Limited has an obligation to make payment of the Sales Percentage Amount, a copy of the Contingent Payment Quarterly Report (provided that such reports shall be deliverable by Azur Limited once annually within seventy five (75) days after the end of each calendar year after the Subsequent Run Rate Contingent Payment has become due and payable by Parent under the Unit Purchase Agreement). In addition to the applicable Contingent Payment Quarterly Report, Azur Limited shall deliver to Parent a consolidated report of each of the Contingent Payment Quarterly Reports delivered in the applicable calendar year. Upon reasonable notice, Azur Limited shall make available to the Selling Parties and their Representatives during normal business hours all of the books, records, personnel and workpapers used by Azur Limited to prepare each Contingent Payment Quarterly Report. Azur Limited shall notify Parent as soon as reasonably practicable if Buyer reasonably be-

lieves the Subsequent Run Rate Contingent Payment (that is dependent upon achieving One Million Five Hundred Thousand Dollars ($1,500,000) of Net Product Revenues for three (3) consecutive months within a fiscal quarter) will be earned under the Unit Purchase Agreement.

6.15 Operation of Business by Buyer. Buyer agrees that, to the full extent that it fails to operate the Business in such a manner as to not negatively affect the Final Net Working Capital (or the financial components contained therein), including failing to use its commercially reasonable efforts to collect all accounts receivable reflected in the Closing Net Working Capital Estimate or taking actions to accept Product returns other than in accordance with the Selling Parties’ return policy in effect as of the date of this Agreement (including, with the commercial launch of DuraSolv), the effect of such actions on the Net Working Capital shall not be taken into account by the parties or the Accounting Firm in determining the Post-Closing Statement of Net Working Capital or otherwise calculating the Final Net Working Capital.

6.16 No ANDA. Prior to the earlier of (i) January 1, 2010 and (ii) the date on which the full amount of the Contingent Cash Purchase Price has been paid or is no longer payable, neither Buyer (including any successor (that at the time of becoming a successor is not already actively engaged in taking any of the actions set forth in this Section 6.16), partnership or joint venture of which Buyer or any of its Affiliates is a party), nor any of its Affiliates (other than their employees outside of their capacity as such) or Representatives (in their capacity as such) shall:

(a) file on their own behalf;

(b) advise or consult with any Person in preparation for or in connection with filing;

(c) invest in (other than the acquisition of less than five percent (5%) of the voting securities of a publicly traded entity) or provide financing to any Person that is preparing to file; or

(d) assist or encourage any Person in connection with the filing of,

an ANDA using the Product as the reference listed drug with the FDA; provided, however, that Buyer may (i) agree with a Person for such Person to be the designated distributor and seller of a product for which the FDA has approved an ANDA using the Product as the reference listed drug to take effect only after another third party files an ANDA using the Product as the reference listed drug not in violation of the foregoing provisions of this Section 6.16 (“Competing ANDA”), and (ii) advise, consult and assist such Person so that they may be in a position to distribute and sell a product for which the FDA has approved an ANDA using the Product as the reference listed drug at any time after a third party has filed a Competing ANDA, provided, further, however, if Buyer or an Affiliate of Buyer invests in or provides financing to any Person which Buyer or such Affiliate does not control and continues not to control, and at the time of such investment the Person in which the investment is being made, to the knowledge of Buyer and its Affiliates after due inquiry, does not plan to and is not preparing to file an ANDA using the Product as the referenced listed drug with the FDA, such Person thereafter filing an ANDA using the Product as the referenced listed drug with the FDA shall not be a violation of this Section 6.16.

6.17 Supplement of Disclosure Schedules. The Selling Parties may (but shall not be required to) from time to time, prior to the Closing Date, supplement the Disclosure Schedules in writing to disclose events or information that occurred or became available after the date of this Agreement that would otherwise render any representation or warranty of the Selling Parties contained in Article IV, if made on such Closing Date (or, in the case of representations and warranties which address matters only as of a particular date, as of such date), untrue or inaccurate in a manner that would reasonably be expected to cause the Selling Parties to be unable to satisfy the condition set forth in Section 8.1 hereof (any such notice, a “Seller Notice”). For a period of five (5) Business Days following its receipt of a Seller Notice (and in the event such Seller Notice is provided within five (5) Business Days of the Closing, the Closing shall occur not earlier than the sixth (6th) Business Day after the delivery of such Seller Notice), Buyer shall have the right to, in its sole discretion, terminate this Agreement by providing written notice of such termination to the Selling Parties. Such right to terminate shall be Buyer’s sole and exclusive remedy relating to any matters set forth in the Seller Notice. If Buyer fails to provide written notice of such termination to the Selling Parties by the fifth Business Day after Buyer’s receipt of the Seller Notice then the Seller Notice shall be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties in Article IV, and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of the occurrence, or failure to occur, of the event or events set forth in the Seller Notice.

ARTICLE VII

CONDITIONS TO THE SELLING PARTIES’ OBLIGATIONS

The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Selling Parties:

7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement (disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date or, in the case of representations and warranties that address matters only as of a particular date, as of such date, in each case except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, (a) have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (b) subject the Selling Parties to any Liability. Buyer shall have performed and satisfied in all material respects the agreements and covenants re-

quired hereby to be performed by it prior to or on the Closing Date. Buyer shall furnish the Selling Parties with a certificate executed by a duly authorized officer of Buyer to the effect that the conditions set forth in this Section 7.1 are satisfied.

7.2 No Laws or Governmental Orders. No preliminary or permanent injunction or other Governmental Order which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction or Governmental Order lifted) and no Law shall have been enacted which prohibits the consummation of the sale of the Purchased Assets.

7.3 Deliveries. The Selling Parties shall have received from Buyer each of the deliveries described in Section 3.2(b) hereof

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

8.1 Representations, Warranties and Covenants. All representations and warranties of the Selling Parties contained in this Agreement (disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date or, in the case of representations and warranties that address matters only as of a particular date, as of such date, in each case except to the extent that the failure of such representations and warranties to be true and correct do not, individually or in the aggregate, have a Material Adverse Effect. The Selling Parties shall have performed and satisfied in all material respects the agreements and covenants required hereby to be performed by them prior to or on the Closing Date. The Selling Parties shall furnish Buyer with a certificate executed by a duly authorized officer of each Selling Party to the effect that the conditions set forth in this Section 8.1 are satisfied.

8.2 No Law or Governmental Orders. No preliminary or permanent injunction or other Governmental Order which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction or Governmental Order lifted) and no Law shall have been enacted which prohibits the consummation of the sale of the Purchased Assets.

8.3 Deliveries. Buyer shall have received from the Selling Parties each of the deliveries described in Section 3.2(a) hereof.

8.4 Consents. The consents of the Persons listed on Schedule 8.4 shall have been duly obtained and shall be in full force and effect on the Closing Date.

8.5 Employees. At least eighty percent (80%) of the Business Employees identified on Schedule 6.3(a)(i) shall have accepted Azur Inc.’s offer of employment pursuant to Section 6.3.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Selling Parties Maintenance of Insurance. The Selling Parties shall maintain product liability insurance against claims regarding the manufacture and use of the Products in amounts of not less than Five Million Dollars ($5,000,000) for each claim and Ten Million Dollars ($10,000,000) in the aggregate for a period of not less than one (1) year following the Closing Date.

9.2 Survival.

(a) The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing Date for the applicable period set forth in this Section 9.2, and no party shall have any liability to the other for breach of a representation, warranty or covenant except to the extent that notice of a Claim is asserted in writing and delivered to it prior to the termination of the applicable survival period. No notice of a Claim with respect to a breach of a representation, warranty or covenant may be given after the applicable time set forth above.

(b) Each and every representation and warranty contained in this Agreement and the Ancillary Agreements (other than the representations and warranties contained in Sections 4.1 (the Selling Parties’ Organization), 4.2 (the Selling Parties’ Authorization), 4.6 (Title to Purchased Assets), 4.11 (No Brokers or Finders), (Buyer’s Organization), 5.2 (Buyer’s Authorization), and 5.6 (No Brokers or Finders) hereof (collectively, the “SOL Representations and Warranties”)) shall survive the Closing Date solely for purposes of Section 9.3 hereof until the first anniversary of the Closing Date and then expire. Each SOL Representation and Warranty shall survive the Closing Date solely for purposes of Section 9.3 hereof until, and will expire when, the statute of limitation applicable to such SOL Representation and Warranty expires.

(c) Each and every covenant contained in this Agreement and the Ancillary Agreements (other than the covenants contained in Section 6.1(b), covenants for which a party hereto has brought a Claim prior to the Closing Date against the other party for a breach of such covenant and the covenants contained in this Agreement and the Ancillary Agreements, which by their terms are to be performed by the parties following the Closing (collectively, the “Surviving Covenants”)), shall expire with, and be terminated and extinguished by, the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and shall not survive the Closing Date; and none of the Selling Parties, Buyer or any Representative or Affiliate of any of them shall have any Liability whatsoever with respect to any such covenant. Each Surviving Covenant shall survive the Closing Date solely for purposes of Sections 3.3, 6.3, 6.8, 6.13 and this Article IX until, and will expire when, the statute of limitation applicable to the performance of such covenant expires. The Selling Parties’ indemnification obligations pursuant to Section 9.3(a)(iii) and Buyer’s indemnification obligations pursuant to Section 9.3(b)(iv) shall survive the Closing Date in perpetuity.

(d) The expiration of the representations, warranties, covenants and indemnification obligations as provided in this Section 9.2 shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein, which Claim shall survive until its ultimate resolution.

9.3 Indemnification.

(a) Subject to the provisions of this Article IX, after the Closing, the Selling Parties shall indemnify and hold harmless Buyer and its Affiliates and Buyer’s and such Affiliates’ respective Representatives, and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against all losses, liabilities, damages, (excluding, except as stated in the last paragraph of Section 9.9, consequential, incidental, special or punitive damages), Actions, Claims, judgments, injunctions, orders, decrees, rulings, settlements, costs, expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees), demands, penalties, fines, interest and assessments (collectively, “Damages”) incurred by the Buyer Indemnified Parties or any of them arising from or as a result of:

(i) the breach of any representation or warranty of the Selling Parties in this Agreement (provided that any “Material Adverse Effect” qualification limiting the scope of such representation or warranty shall not be given effect and any such representation or warranty so modified shall be breached only if such representation or warranty as so modified is not accurate in all material respects);

(ii) the breach or non-performance of any Surviving Covenant made by the Selling Parties in this Agreement or any Ancillary Agreement;

(iii) any Retained Liabilities; and

(iv) the indemnification obligations of the Selling Parties under Section 3.3 and 6.8(f) hereof.

(b) Subject to the provisions of this Article IX, after the Closing, Buyer shall indemnify and hold harmless each of the Selling Parties and their Affiliates and the Selling Parties’ and such Affiliates’ Representatives, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against all Damages as incurred by the Seller Indemnified Parties or any of them arising from or as a result of:

(i) the breach of any representation or warranty of Buyer in this Agreement (provided that any “Material Adverse Effect” qualification limiting the scope of such representation or warranty shall not be given effect and any such representation or warranty so modified shall be breached only if such representation or warranty as so modified is not accurate in all material respects);

(ii) the breach or non-performance of any Surviving Covenant made by Buyer in this Agreement or any Ancillary Agreement;

(iii) the indemnification obligations of Buyer under Sections 3.3, 6.3, 6.8, and 6.13 hereof; and

(iv) any Assumed Liabilities.

(c) The knowledge of an Indemnifying Party of a breach of representation, warranty or covenant hereunder (other than by virtue of any Disclosure Schedule) shall not affect the obligation of an Indemnifying Party to indemnify an Indemnified Party for Damages resulting from such breach.

9.4 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) A party claiming indemnification hereunder (an “Indemnified Party”) with respect to any Claims asserted against it by an unaffiliated third-party (a “Third-Party Claim”) that could give rise to a right of indemnification hereunder shall promptly (and in any event within ten (10) Business Days) (i) notify the party from whom indemnification is sought (such notified party, the “Indemnifying Party”) of the Third-Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such Claim (if any), the basis of the Indemnified Party’s request for indemnification hereunder and a good-faith estimate of the amount of Damages attributable to such Claim. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim, it being understood that such election shall be without prejudice to the right of the Indemnifying Party to dispute whether such Claim involves indemnifiable Damages hereunder. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings. If the Indemnifying Party irrevocably agrees that the Third Party Claim involves Damages entitled to be indemnified, all costs of such defense or any settlement by Seller as Indemnifying Party, including reasonable attorneys’ fees, accountants’ fees and any other reasonable fees and expenses related to such defense, shall, subject to the limitations set forth in this Article IX, be indemni-

fiable Damages. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If an Indemnifying Party assumes such defense, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Party that exceeds, where the Indemnified Party has withheld or delayed consent in connection with the proposed compromise or settlement of a Third-Party Claim, the amount for which that Third-Party Claim could have been settled pursuant to that proposed compromise or settlement (provided that (i) such final compromise or settlement is on substantially the same terms (other than the monetary amount) as the proposed compromise or settlement where the Indemnified Party has withheld or delayed such consent, or (ii) any final judgment in such matter is for a larger monetary amount). No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding any dispute as to liability as between any parties hereunder, if requested by the Indemnifying Party, the Indemnified Party shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third-Party Claim and the Indemnified Party shall (in addition to, and not in limitation of, its obligation to act in good faith), at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person and making available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under its control (or in the possession or control of any of its Affiliates or Representatives) relating to the Third-Party Claim as may be reasonably requested by the Indemnifying Party or its counsel. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense.

(c) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), the Indemnified Party shall have the right to defend, at, subject to the limitations of this Article IX and the last sentence of this Section 9.4(c), the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying

Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third-Party Claim, or elects to assume the defense of a Third-Party Claim, but reserves the right to dispute whether such Claim is an indemnifiable Damage hereunder, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved either by the parties hereto or pursuant to arbitration as provided herein.

(d) With respect to any indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly provide written notice to the Indemnifying Party of any Claim with respect to which the Indemnified Party believes it is or may be entitled to indemnification hereunder (an “Indemnity Notice”). The Indemnity Notice shall describe in reasonable detail the nature of the Claim, the Indemnified Party’s best estimate of the amount of Damages attributable to such Claim (the “Claimed Amount”) and the basis of the Indemnified Party’s request for indemnification hereunder.

(e) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim (the “Dispute Notice”) in which the Indemnifying Party (i) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”) or (ii) asserts that no part of the Claimed Amount is owed to the Indemnified Party (any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnified Party pursuant to the Dispute Notice (or the entire Claimed Amount if the Indemnifying Party asserts that no part of the Claimed Amount is owed) shall be referred to as the “Contested Amount”), the Indemnifying Party shall be deemed to have accepted and agreed with such Claim. The Indemnifying Party shall pay within fifteen (15) days of the receipt of the Dispute Notice the Agreed Amount.

(f) If the Indemnifying Party has disputed a Claim for indemnification (including any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute regarding a Contested Amount within thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by confidential binding arbitration as provided in Section 10.15. Neither party shall have the right to offset any amounts owed to the other party for Damages such party is otherwise entitled to recover unless so determined by the arbitrator or such amount is an Agreed Amount.

(g) The term “Damages” as used in this Article IX is not limited to matters asserted by third parties against an Indemnified Party, but includes Damages incurred or sustained by an Indemnified Party in the absence of Third-Party Claims. An Indemnified Party’s right to indemnification pursuant to this Article IX shall not be conditioned upon the payment of amounts by such Indemnified Party.

9.5 Limitation on Liability. Notwithstanding anything to the contrary in this Agreement:

(a) (i) the Selling Parties shall not be obligated to indemnify any Buyer Indemnified Party under Sections 9.3(a)(i) or 9.3(a)(ii), and (ii) Buyer shall not be obligated to indemnify any Seller Indemnified Party under Section 9.3(b)(i) or 9.3(b)(ii), unless and until the aggregate Damages suffered by all Buyer Indemnified Parties or by all the Seller Indemnified Parties, as the case may be, that would otherwise be subject to indemnification hereunder, exceeds the sum of Five Hundred Thousand Dollars ($500,000) (the “Deductible Amount”), and then such Indemnified Party shall be entitled to indemnification for all Damages in excess of the Deductible Amount;

(b) Except for Damages indemnified pursuant to Section 9.3(a)(iii) or Section 9.3(b)(iv), no Indemnifying Party shall be responsible for indemnifying any Indemnified Party for any individual Claims or series of related Claims under this Agreement where the Damages relating thereto are less than Thirty Thousand Dollars ($30,000), and such items shall not be aggregated for purposes of clause (a) above; and

(c) (i) the Selling Parties shall not be obligated to indemnify any Buyer Indemnified Party under Sections 9.3(a)(i) or 9.3(a)(ii), and (ii) Buyer shall not be obligated to indemnify any Seller Indemnified Party under Section 9.3(b)(i) or 9.3(b)(ii), to the extent the aggregate liability of the Selling Parties to the Buyer Indemnified Parties and Buyer to the Seller Indemnified Parties for indemnification, as the case may be, exceeds an aggregate amount equal to Eight Million Dollars ($8,000,000).

9.6 Calculation and Characterization of Damages.

(a) In calculating the amount of the Damages to any Indemnified Party hereunder, the amount of Damages will be net of (i) any amounts recovered by the Indemnified Party from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Damages and (ii) any Tax benefits or Tax losses that are actually realized by the Indemnified Party as a result of the incurrence of Damages from which indemnification is sought (such amounts referred to in clauses (i) or (ii), a “Reimbursement”). The Indemnified Parties shall pursue payment under or from any insurer or third party in respect of such Damages prior to pursuing payment from any Indemnifying Party.

(b) Any indemnity payment made pursuant to the provisions of this Article IX shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

9.7 Exclusive Remedy. From and after the Closing, except for any equitable relief to which any party hereto may be entitled or in the case of actual fraud, the indemnification provisions of Sections 3.3, 6.3, 6.8, 6.13 and this Article IX shall be the sole and exclusive remedy with respect to any and all Claims relating to the subject matter of this Agreement and no party shall pursue or seek to pursue any other remedy. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it or any of its Affiliates may have against the Selling Parties arising under or based upon any Law.

9.8 Mitigation of Damages. The parties hereto shall cooperate with each other to mitigate any Damages.

9.9 Certain Damages. IN NO EVENT SHALL THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING UNDER THIS ARTICLE IX) OR THE TERM “DAMAGES” COVER OR INCLUDE CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, OR PUNITIVE DAMAGES OR LOST PROFITS, DIMINUTION IN VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

For the avoidance of doubt, in the event a third party obtains consequential, incidental, special, indirect or punitive Damages or lost profits from a Buyer Indemnified Party or a Seller Indemnified Party, such Damages shall, to the extent they would otherwise be indemnifiable under this Agreement but for the fact that they are consequential, incidental, special, indirect or punitive Damages, be direct Damages to such Buyer Indemnified Party or Seller Indemnified Party for purposes of this Agreement.

9.10 Covenant Not to Compete.

(a) As an inducement to Buyer to enter into this Agreement, the Selling Parties and their Affiliates agree that for a period of five (5) years after the Closing Date the Selling Parties shall not, directly or indirectly, own an interest in, manage, operate, join, control or participate in the ownership, management, operation or control of any profit or non-profit business or organization which anywhere in the world (the “Territory”) develops, formulates, tests, produces, licenses, commercializes, manufactures or distributes a product for medical or industry purposes incorporating Clozapine.

(b) If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, the court is hereby requested and authorized by the parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each of the parties acknowledges, however, that this Section 9.10 has been negotiated by the parties and that the geographical and time limitations on activities are reasonable in light of the circumstances pertaining to the parties.

(c) In the event of any breach or threatened breach by the Selling Parties of any provision of this Section 9.10, Buyer shall be entitled to seek injunctive or other equitable relief restraining such party from competing or soliciting in violation of this Section. Such relief, if obtained, shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

(d) Notwithstanding the foregoing, the covenant not to compete contained in this Section 9.10 shall not apply to any independent third party that has initiated the development, formulation, test, production, license, commercialization, manufacture or distribution of a product for medical or industry purposes incorporating Clozapine and that subsequently acquires control of a Selling Party or any of its Affiliates by way of merger, stock purchase, unit purchase or otherwise, or acquires all or substantially all of the assets of the Selling Parties or any of their Affiliates and holds such assets in a separate subsidiary, but the provisions of this Section 9.10 shall thereafter continue to apply to the acquired Selling Party, Affiliate or such Subsidiary.

ARTICLE X

MISCELLANEOUS

10.1 Termination.

(a) This Agreement may be terminated at any time prior to Closing:

(i) by mutual written consent of Buyer and Parent;

(ii) by Buyer or either Selling Party if the Closing shall not have occurred on or before the date which is sixty (60) days after date of this Agreement, unless the failure to consummate the transactions contemplated hereby on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 10.1(a)(ii); or

(iii) by Buyer or either Selling Party by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 10.1(a)(iii) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Govern-mental Order vacated or made inapplicable to the transactions contemplated hereby.

(b) In the event of termination of this Agreement, no party hereto shall have any Liability under this Agreement to any other party hereto, except for any willful breach of this Agreement occurring prior to the termination of this Agreement for which all legal remedies will remain available. Upon any such termination, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. The provisions of Section 6.2(b) and this Article X shall continue in full force and effect notwithstanding any termination of this Agreement or any provision hereof to the contrary.

10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (by Contract, operation of Law or otherwise) without the prior written consent of the other party. Notwithstanding the foregoing, each of the Selling Parties and Buyer shall have the right, in its sole and absolute discretion, to assign this Agreement and its rights and obligations hereunder to the acquiring party in connection with the sale of all or substantially all of its assets or in connection with a merger between it and a Person that is not an Affiliate of Parent. No such assignment shall relieve the assignor of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3 Cooperation. To the extent the parties determine after the Closing that any of the Purchased Assets were not conveyed or delivered to Buyer at the Closing, the Selling Parties shall and shall cause their Affiliates to, subject to Section 3.3, transfer and deliver such assets to Buyer without additional consideration and, upon reasonable request, execute and deliver a bill of sale or other instrument of transfer evidencing such transfer. To the extent the parties determine after the Closing that any of the Excluded Assets were conveyed or are in the possession of Buyer, Buyer shall and shall cause its Affiliates to, subject to Section 3.3, transfer and deliver such assets to the Selling Parties without consideration and, upon reasonable request, execute and deliver a bill of sale or other instrument of transfer evidencing such transfer.

10.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when transmitted if transmitted by telecopy, electronic or digital transmission with confirmation of delivery, (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case any such notice, request, demand or other communication shall be sent to:

If to the Selling Parties or Parent, to:

Avanir Pharmaceuticals

101 Enterprise, Suite 300

Aliso Viejo, CA 92656

Attention: Greg Flesher

Facsimile: (949) 643-6869

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention: Jonn R. Beeson, Esq.

Facsimile: (714) 755-8212

If to Buyer, to:

Azur Pharma International III Limited

Clarendon House

2 Church Street

Hamilton HM11 Bermuda

Attention: Secretary

Facsimile: (441) 295-2408

Azur Pharma Inc.

102 Pickering Way, Suite 200

Exton, PA 19341

Attention: Michael Kelly

Facsimile: (484) 875-5814

with a copy to (which shall not constitute notice):

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention: Christopher T. Cox

Facsimile: (212) 378-2173

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

10.5 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS).

10.6 Entire Agreement; Amendments and Waivers. This Agreement (together with all Exhibits and Schedules hereto), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding upon the parties hereto. A facsimile signature page shall be deemed an original, unless an original is required by applicable Law.

10.8 No Third Party Beneficiaries; Expenses.

(a) This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person, including any union or employee or former employee of the Selling Parties any rights or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement, but, by the terms of Article IX, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement; provided, however, that Cutler (as defined in the Unit Purchase Agreement) and the Sellers’ Representative (as defined in the Unit Purchase Agreement) shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement with respect to Buyer’s assumption of the obligations relating to the Contingent Payments and Non-U.S. Licensing Earn-Out Payment, including the reporting obligations related thereto.

(b) Except as otherwise provided in Section 2.6 hereof, each party hereto shall pay the fees and expenses incurred by it in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, the performance of the terms of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

10.9 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.10 Titles; Gender; Certain Interpretive Matters. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the mean-

ing or interpretation of this Agreement. Any terms used in this Agreement, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference. All references in this Agreement to Dollars or “$” shall mean U.S. Dollars. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (b) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (c) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified and (d) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

10.11 Publicity. Except as required by Law, the rules of any national securities exchange on which its securities are listed or otherwise consistent with Parent’s past practices as a publicly traded company, the parties hereto shall not, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, issue any press release or make any public statement regarding the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Buyer may make such disclosure, after Closing, as it reasonably deems appropriate in connection with communications with its co-investors or in connection with a private placement of its equity or debt securities. Notwithstanding anything to the contrary herein, Buyer, the Selling Parties or any of their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Buyer and the Selling Parties and do not reveal non-public information regarding Buyer or the Selling Parties.

10.12 Exhibits and Schedules; Construction of Certain Provisions. The Exhibits and Schedules referred to in this Agreement shall be construed with and be deemed as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein.

10.13 Bulk Transfer Laws. Buyer acknowledges that the Selling Parties will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement and waives any remedies against the Selling Parties for noncompliance therewith.

10.14 Cumulative Remedies. Subject to Section 9.7 hereof, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.15 Arbitration. If any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement, or the breach thereof, cannot first be resolved by the parties within thirty (30) days after the written notice thereof, then either party may submit the controversy or claim to confidential binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. The arbitration will be conducted by one arbitrator, mutually selected by the Indemnified Party and the Indemnifying Party; provided, however, that if the Indemnified Party and the Indemnifying Party fail to mutually select an arbitrator within fifteen (15) Business Days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The final decision of the arbitrator shall be furnished in writing to the Indemnifying Party and the Indemnified Party and include (a) the dollar amount of the award to the Indemnified Party, if any, and (b) a determination as to whether either party to the arbitration shall be required to bear and pay all or a portion of the other party’s attorneys’ fees and other expenses relating to the arbitration. Judgment upon any award, judgment, decree or order rendered by the arbitrator may be entered in any court having competent jurisdiction. The place of the arbitration shall be in the City of New York, New York and the language of the arbitration shall be English.

10.16 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

10.17 Drafting. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalves, by their respective officers thereunto duly authorized, all as of the day and year first above written.

Seller:

ALAMO PHARMACEUTICALS, LLC, a California limited liability corporation

By:	Avanir Pharmaceuticals, its sole member

	By:	/s/ Keith Katkin
	Name:	Keith Katkin
	Title:	President and Chief Executive Officer

Parent:

AVANIR PHARMACEUTICALS, a California corporation

By:	/s/ Keith Katkin
Name:	Keith Katkin
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

[Signature Page of Buyer]

Buyer:

AZUR PHARMA INTERNATIONAL III LIMITED

By:	/s/ Kevin Insley
Name:	Kevin Insley
Title:	President

AZUR PHARMA INC.

By:	/s/ David Brabazon
Name:	David Brabazon
Title:	Secretary

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT